Exhibit 10.1

Execution Version

Transaction CUSIP Number: 63607NAF1

Revolving Credit Facility CUSIP Number: 63607NAG9

$325,000,000

CREDIT AGREEMENT

among

NATIONAL FINANCIAL PARTNERS CORP.,

as Borrower,

the Several Lenders

from Time to Time Parties Hereto,

BANK OF AMERICA, N.A.,

as Administrative Agent

WELLS FARGO BANK, N.A.

and

RBS CITIZENS, N.A.

as Co-Syndication Agents

ING CAPITAL LLC,

U.S. BANK NATIONAL ASSOCIATION,

FIFTH THIRD BANK

and

CAPITAL ONE, NATIONAL ASSOCIATION,

as Co-Documentation Agents

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

as Joint Lead Arranger and Sole Book Manager

WELLS FARGO SECURITIES, LLC

and

RBS CITIZENS, N.A.

as Joint Lead Arrangers

Dated as of February 8, 2013

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

SCHEDULES:

1.1A	Commitments
1.1B	Material Subsidiaries
1.1C	Existing Letters of Credit
4.4	Consents, Authorizations, Filings and Notices
4.6	Litigation
4.12	ERISA
4.14	Subsidiaries
4.17	UCC Filing Jurisdictions
7.2(a)	Existing Indebtedness of the Borrower and Subsidiaries
7.3(f)	Existing Liens
7.7(a)	Existing Investments
10.2	Funding Offices; Certain Addresses for Notices

EXHIBITS:

A-1	Form of Guarantee Agreement
A-2	Form of Limited Guarantee Agreement
A-3	Form of Pledge and Security Agreement
A-4	List of Excluded Domestic Subsidiaries
B	Form of Assignment and Acceptance
C	Form of U.S. Tax Compliance Certificates
D	Form of Committed Loan Notice
E	Form of Swingline Loan Notice
F	Form of Revolving Note

-v-

CREDIT AGREEMENT (this “Agreement”), dated as of February 8, 2013, among NATIONAL FINANCIAL PARTNERS CORP., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), BANK OF AMERICA, N.A., as administrative agent (“Bank of America” and, in such capacity, the “Administrative Agent”), WELLS FARGO BANK, N.A. and RBS CITIZENS, N.A., as Co-Syndication Agents, and ING CAPITAL LLC, U.S. BANK NATIONAL ASSOCIATION, FIFTH THIRD BANK and CAPITAL ONE, NATIONAL ASSOCIATION, as Co-Documentation Agents.

W I T N E S S E T H:

The Borrower has requested that the Lenders enter into this Agreement to provide for a new $325,000,000 revolving credit facility and the Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“2010 Convertible Notes”: the Borrower’s 4.0% Convertible Senior Notes due 2017 issued under the 2010 Convertible Notes Indenture and any permitted refinancing of some or all of the 2010 Convertible Notes in accordance with Section 7.2(b).

“2010 Convertible Notes Indenture”: the Indenture dated as of June 15, 2010, between the Borrower and Wells Fargo Bank, National Association, as trustee or any indenture relating to permitted refinancing of the 2010 Convertible Notes.

“2010 Convertible Notes Maturity Date”: June 15, 2017.

“2010 Trading Price Cash Payments”: as defined in Section 7.6(f).

“2010 Trading Termination Cash Payments”: as defined in Section 7.6(f).

“ABR”: for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the Eurodollar Rate plus 1.00%, and (c) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“ABR Loans”: Any Revolving Loan the rate of interest applicable to which is based upon the ABR.

“Administrative Agent”: Bank of America, N.A., in its capacity as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.

“Administrative Questionnaire”: an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether through the ability to exercise voting power, by contract or otherwise; provided, however, “Affiliate” shall not include a Manager solely in, or because of, such capacity.

“Agent Parties”: as defined in Section 10.2(c).

“Aggregate Commitments”: the Commitments of all the Lenders.

“Agreement”: as defined in the preamble hereto.

“Applicable Rate”: for any day, with respect to any Eurodollar Loan or ABR Loan, or with respect to Commitment Fees and letter of credit fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Applicable Margin for Eurodollar Loans”, “Applicable Margin for ABR Loans”, “Commitment Fee Rate” or “Letter of Credit Fee Rate”, as the case may be, based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.2(b).

Pricing Level	Consolidated Leverage Ratio	Applicable Margin for Eurodollar Loans	Applicable Margin for ABR Loans	Commitment Fee Rate	Letter of Credit Fee Rate
1	Greater than or equal to 2.5 to 1.0	3.00%	2.00%	0.45%	3.00%
2	Less than 2.5 to 1.0 but greater than or equal to 2.0 to 1.0	2.75%	1.75%	0.40%	2.75%
3	Less than 2.0 to 1.0 but greater than or equal to 1.5 to 1.0	2.50%	1.50%	0.35%	2.50%
4	Less than 1.5 to 1.0 but greater than or equal to 1.0 to 1.0	2.25%	1.25%	0.30%	2.25%
5	Less than 1.0 to 1.0	2.00%	1.00%	0.25%	2.00%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.2(b); provided, however, that if a Compliance Certificate is not delivered within five days after the due date thereof in accordance with such Section, then Pricing Level 1 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered until the first Business Day after delivery thereof (unless an Event of Default then exists in which case the Pricing Level shall remain at Pricing Level 1). The Applicable Rate in effect from the Closing Date through the date on which a Compliance Certificate is delivered (so long as not past due and, if past due, Level 1 shall apply as provided above) for the fiscal quarter ending March 31, 2013 shall be determined based upon Pricing Level 3.

“Application”: an application requesting the Issuing Lender to issue or amend a Letter of Credit, as the case may be, which Application, (a) in the case of a request for an initial issuance of a Letter of Credit, such Application shall specify in form and detail reasonably satisfactory to the Issuing Lender (i) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (ii) the amount thereof; (iii) the expiry date thereof; (iv) the name and address of the beneficiary thereof; (v) the documents to be presented by such beneficiary in case of any drawing thereunder; (vi) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (vii) such other matters as the Issuing Lender may reasonably require, and (b) in the case of a request for an amendment of any outstanding Letter of Credit, such Application shall specify in form and detail reasonably satisfactory to the Issuing Lender (i) the Letter of Credit to be amended; (ii) the proposed date of amendment thereof (which shall be a Business Day); (iii) the nature of the proposed amendment; and (iv) such other matters as the Issuing Lender may require.

“Approved Fund”: any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignee”: as defined in Section 10.6(c).

“Assignee Group”: two or more Eligible Assignees that are Affiliates of one another or two or more Lender Affiliates managed by the same investment advisor.

“Assignment and Acceptance”: means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.6(c)), and accepted by the Administrative Agent, in substantially the form of Exhibit B or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent.

“Assignor”: as defined in Section 10.6(c).

“Audited Financial Statements”: as defined in Section 4.1.

“Available Revolving Commitment”: as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding.

“Benefitted Lender”: as defined in Section 10.7(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble hereto.

“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Borrower Materials”: as defined in Section 6.2.

“Broker-Dealer Subsidiaries”: NFP Securities, Inc. and any Subsidiary hereafter formed or acquired pursuant to Section 7.7(n) or (o) that is registered as a broker-dealer under Federal securities laws, but excluding the Excluded Broker-Dealers.

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a London Banking Day.

“Capital Expenditures”: for any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing. For the avoidance of doubt, indebtedness which is convertible into Capital Stock (including the 2010 Convertible Notes) shall not constitute Capital Stock.

“Cash Collateralize”: to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Lender or Swingline Lender (as applicable) and the Lenders, as collateral for L/C Obligations, Swingline Obligations, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), a first priority perfected security interest in cash or deposit account balances or, if the Issuing Lender or Swingline Lender benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) the Issuing Lender or the Swingline Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Ratings Services (“S&P”) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Cash Management Agreement” means any agreement that is not prohibited by the terms hereof to provide treasury or cash management services, including deposit accounts, overnight draft, credit cards, debit cards, p-cards (including purchasing cards and commercial cards), funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date”: the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied, which date is February 8, 2013.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Co-Documentation Agents”: ING Capital LLC, U.S. Bank National Association, Fifth Third Bank and Capital One, National Association, in their capacity as co-documentation agents.

“Co-Syndication Agents”: Wells Fargo Bank, N.A. and RBS Citizens, N.A., in their capacity as co-syndication agents.

“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Committed Loan Notice”: a notice of (a) a borrowing of Revolving Loans pursuant to Section 2.1(a), (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Loans pursuant to Section 2.7(b), which, if in writing, shall be substantially in the form of Exhibit D.

“Commitment”: as to any Lender, the Revolving Commitment of such Lender.

“Commitment Fee”: as defined in Section 2.3.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer in form and substance reasonably acceptable to the Administrative Agent.

“Compliance Certificate Delivery Date”: as defined in Section 6.8(a)(i).

“Connection Income Taxes”: Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Fixed Charge Coverage Ratio”: for any period, the ratio of (a) EBITDA for such period less (i) Capital Expenditures made in cash by the Borrower and its Subsidiaries during such period, but excluding (x) Capital Expenditures to purchase fixed or capital assets to replace fixed or capital assets lost by casualty to the extent such Capital Expenditures are paid for or reimbursed from the proceeds of insurance for such casualty or the sale of fixed or capital assets replaced thereby, (y) Capital Expenditures financed by Indebtedness to the extent permitted hereunder, and (z) Capital Expenditures for fixed or capital assets purchased as part of a Permitted Acquisition or an acquisition closed prior to the Closing Date or an acquisition pursuant to Section 7.7(o), and (ii) all Federal, state and foreign taxes paid in cash during such period to (b) Consolidated Fixed Charges for such period.

“Consolidated Fixed Charges”: for any period, the sum (without duplication) of (a) Consolidated Net Interest Expense for such period, to the extent paid in cash, (b) scheduled payments, if any, due and payable during such period on account of principal of Indebtedness (other than (i) earnout and contingent consideration payments made in cash in connection with any Permitted Acquisition or an acquisition closed prior to the Closing Date or an acquisition pursuant to Section 7.7(o), (ii) payments made in cash in connection with, or as part of, the Permitted Convertible Note Hedge and the termination or settlement of any Permitted Warrant, (iii) payment of the 2010 Convertible Notes on the 2010 Convertible Notes Maturity Date, and (iv) payment of other Indebtedness incurred under, and in accordance with, Section 7.2(b) on the final maturity date thereof), (c) earnout and other contingent consideration payments made in cash in connection with any Permitted Acquisition or an acquisition closed prior to the Closing Date or an acquisition pursuant to Section 7.7(o), and (d) Restricted Payments made in cash in such period by the Borrower or any of its Subsidiaries calculated on a consolidated basis (other than Restricted Payments in the form of Capital Stock purchases or repurchases under Section 7.6(i) which shall be excluded from the calculation of “Consolidated Fixed Charges”).

“Consolidated Leverage Ratio”: as at the last day of any period, the ratio of (a) Consolidated Total Debt on such day to (b) EBITDA for such period.

“Consolidated Net Income”: for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is available to the Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Consolidated Net Interest Expense”: for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of the Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and due under Hedge Agreements in respect of interest rates net of amounts received with respect to such Hedge Agreements to the extent allocable to such period in accordance with GAAP), net of any interest income of the Borrower and its Subsidiaries for such period.

“Consolidated Total Debt”: at any date, the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP, provided however that for the purposes of this definition, “Indebtedness” shall be deemed to include, from and after the effective date of Financial Accounting Standards Board Accounting Standards Codification (ASC) 805 (“ASC 805”), earnout obligations and other contingent consideration obligations incurred in connection with acquisitions only to the extent required to be set forth pursuant to ASC 805 on the Borrower’s consolidated financial statements.

“Contractual Obligation”: as to any Person, any provision of any preferred equity or debt security issued by such Person (other than, in the case of such a security when issued by a Group Member, to another Group Member) or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Debtor Relief Law”: the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default”: any of the events specified in Section 8.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”: subject to Section 2.22(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s reasonable determination in good faith that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Lender, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, the Issuing Lender or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s reasonable determination in good faith that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit

Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.22(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, the Issuing Lender, the Swingline Lender and each other Lender promptly following such determination.

“Designated Event Repurchase Payment”: (i) in respect of the 2010 Convertible Notes, any repurchase payment made by the Borrower to any holder of the 2010 Convertible Notes on any Designated Event Repurchase Date (as defined in the 2010 Convertible Notes Indenture), and (ii) in respect of any convertible debt permitted to be incurred under Section 7.2(b), any payment required to be made by the Borrower to any holder of such notes upon the occurrence of substantially similar events.

“Designated Lenders”: as defined in Section 5.1(a).

“Disposition”: with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Subsidiary”: any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

“Earlier Commitment Termination Date” has the meaning specified in Section 3.10.

“Earlier Termination Date” has the meaning specified in Section 2.5(g).

“EBITDA”: for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any non-cash impairment of goodwill and intangible assets up to no greater than $60,000,000 in any four-quarter period and any extraordinary, unusual or non-recurring non-cash expenses or losses (including, without limitation whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, non-cash losses on sales of assets outside of the ordinary course of business), (f) any other non-cash charges, (g) out-of-pocket closing expenses incurred in connection with entering into a Permitted Convertible Note Hedge, but for clarification purposes excluding the cost itself of any Permitted Convertible Note Hedge, (h) consideration expenses and any impairment expenses incurred in connection with Permitted Management Contract Buyouts, and (i) consideration expenses up to no greater than $5,000,000 in the aggregate in any four-quarter period incurred in connection with Permitted Producer Compensation Buyouts, and minus, to the extent included in the statement of such Consolidated Net

Income for such period, the sum of (a) interest income, (b) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business), (c) any other non-cash income, and (d) any cash payments made during such period in respect of items described in clause (e) above subsequent to the period in which the relevant non-cash expenses or losses were reflected as a charge in the statement of Consolidated Net Income, all as determined on a consolidated basis. For the purposes of calculating EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) (i) if at any time during such Reference Period, the Borrower or any Subsidiary shall have made any Material Disposition, the EBITDA for such Reference Period shall be reduced by an amount equal to the EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period, the Borrower or any Subsidiary shall have made a Material Acquisition or shall have consummated a Material Management Contract Buyout, EBITDA for such Reference Period shall be calculated after giving pro forma effect as if such Material Acquisition or Material Management Contract Buyout occurred on the first day of such Reference Period. As used in this definition, pro forma effect shall mean the equivalent of the EBITDA of the company or business that is the subject of such Material Acquisition or Material Management Contract Buyout after giving effect to any adjustments thereto in accordance with Regulation S-X and the impact of the Management Agreement in respect thereof. As used in this definition, “Material Disposition” means any Disposition of property or series of related Dispositions of property that yields gross proceeds to the Borrower or any of its Subsidiaries in excess of $5,000,000. Further, EBITDA will be calculated (A) at all times without taking into account income and expenses attributable to ASC 805, and (B) without taking into account the impact of Financial Accounting Standards Board Accounting Standards Codification (ASC) 820 (“ASC 820”) for non-financial assets and liabilities; with the effect that EBITDA shall be calculated at such times in a manner consistent with the method of calculation prior to the implementation of ASC 805 and ASC 820, as applicable.

“Eligible Assignee”: any Person that meets the requirements to be an Assignee under Section 10.6(c) (subject to consents, if any, as may be required under Section 10.6(c)).

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurodollar Loans”: Any Revolving Loan the rate of interest applicable to which is based upon clause (a) of the definition of Eurodollar Base Rate.

“Eurodollar Base Rate”: has the meaning specified in the definition of Eurodollar Rate.

“Eurodollar Rate”: A rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate
1.00 – Eurodollar Reserve Percentage

Where,

“Eurodollar Base Rate” means

(a) for any Interest Period with respect to a Eurodollar Loan, the rate per annum equal to (i) the British Bankers Association LIBOR Rate or the successor thereto as approved by the

Administrative Agent if the British Bankers Association is no longer making a LIBOR rate available (“LIBOR”), as published by Reuters (or such other commercially available source providing quotations of LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, or (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America’s London branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Period; provided however that notwithstanding the foregoing, with respect to the initial borrowing of Eurodollar Loans on the Closing Date having an Interest Period ending on February 14, 2013, the Eurodollar Base Rate for such Interest Period shall be deemed to be ..205700%; and

(b) for any interest calculation with respect to an ABR Loan on any date, the rate per annum equal to (i) LIBOR, at approximately 11:00 a.m., London time determined two London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the ABR Loan being made or maintained and with a term equal to one month would be offered by Bank of America’s London branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Loan and for each ABR Loan bearing interest at a rate based on the Eurodollar Rate shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Eurodollar Tranche”: the collective reference to Eurodollar Loans under the Revolving Credit Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Revolving Loans shall originally have been made on the same day).

“Event of Default”: any of the events specified in Section 8.1, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Exchange Act”: the Securities Exchange Act of 1934, as amended.

“Excluded Broker-Dealers”: (i) Executive Services Securities, LLC, and (ii) any Subsidiary hereafter acquired pursuant to Section 7.7(n) or (o) that is registered as a broker-dealer under Federal securities laws and that is not a Material Subsidiary; provided in the case of (i) and (ii), the applicable Group Members are in compliance with Section 7.13(b) hereof.

“Excluded Domestic Subsidiary”: (i) the Subsidiaries of the Borrower set forth on Exhibit A-4 hereto, (ii) any Subsidiary acquired or formed by the Borrower or any of its Subsidiaries after the Closing Date as an Investment permitted under Section 7.7(k) to the extent that and only so long as such acquired Subsidiary does not constitute a Material Subsidiary and is not required to be included within the designation of Material Subsidiaries in order for the Borrower to comply with such definition, (iii) the Excluded Broker-Dealers, (iv) those Subsidiaries of the Borrower who are prohibited from guaranteeing the Obligations under applicable law or regulations to the extent of such prohibition, (v) NFP Securities, Inc. and any other Broker-Dealer Subsidiary unless and until required to become a guarantor in accordance with the requirements of Section 6.8(e) hereof, and (vi) the Excluded Joint Ventures.

“Excluded Foreign Subsidiary”: any Foreign Subsidiary in respect of which either (a) the pledge of all of the Capital Stock of such Subsidiary as Collateral or (b) the guaranteeing by such Subsidiary of the Obligations, would, in the good faith judgment of the Borrower, result in adverse tax consequences to the Borrower.

“Excluded Joint Ventures”: Meltzer-Karlin Property & Casualty, Inc. and Robert E. Lee of Southern California Insurance Agency.

“Excluded Property”: has the meaning specified in the Pledge and Security Agreement.

“Excluded Swap Obligation”: with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason not to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the guarantee of such Guarantor becomes effective with respect to such related Swap Obligation.

“Excluded Taxes”: any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.18) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 2.14(a)(ii), (a)(iii) or (b), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.14(d), and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing Credit Agreement”: the Credit Agreement dated as of July 8, 2010 among the Borrower, Bank of America, N.A., as administrative agent and the other agents and lenders party thereto.

“Existing Letters of Credit”: the letters of credit set forth on Schedule 1.1C.

“Extended Revolving Commitment” has the meaning specified in Section 2.24(a).

“Extended Revolving Loans” means any loans made in respect of any Extended Revolving Commitment that shall have been added pursuant to Section 2.24.

“Extending Lender” has the meaning specified in Section 2.24(a).

“Extension” has the meaning specified in Section 2.24(a).

“Extension Offer” has the meaning specified in Section 2.24(a).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate”: for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter”: the letter agreement dated January 11, 2013 among the Borrower, the Administrative Agent, Wells Fargo Bank, N.A. and the Joint Lead Arrangers.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary”: any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Fronting Exposure”: at any time there is a Defaulting Lender, (a) with respect to the Issuing Lender, such Defaulting Lender’s Revolving Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Revolving Percentage of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.

“Fund”: any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funding Office”: the office of the Administrative Agent specified in Schedule 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 7.1 and Section 7.2, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 4.1. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank), any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members”: the collective reference to the Borrower and its Subsidiaries.

“Guarantee Agreement”: the Guarantee Agreement dated as of the Closing Date and executed and delivered by the Guarantors party thereto substantially in the form of Exhibit A-1, together with each supplement thereto delivered pursuant to Section 6.8 and pursuant to such agreement.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantors”: collectively, the Subsidiaries (a) party to the Guarantee Agreement in the form attached hereto as Exhibit A-1 and any other Subsidiary (other than an Excluded Foreign Subsidiary or an Excluded Domestic Subsidiary) which is required under Section 6.8 to become a party to the Guarantee Agreement as a guarantor after the Closing Date or (b) any Broker-Dealer Subsidiary which in accordance with the requirements of Section 6.8(e) becomes a party to a Limited Guarantee Agreement as a guarantor after the Closing Date.

“Hedge Agreements”: all interest rate swaps, caps or collar agreements or similar arrangements dealing with interest rates or currency exchange rates or the exchange of nominal interest obligations, either generally or under specific contingencies.

“Increase Effective Date”: as defined in Section 2.20(d).

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business, but specifically including, without limitation, earnout obligations and other contingent consideration obligations incurred in connection with acquisitions), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person (but excluding up to $500,000 in aggregate amount of Capital Lease Obligations), (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all preferred Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, (j) all deferred payment obligations under final judgments or settlements and (k) for the purposes of Sections 7.2 and 8.1(e) only, all obligations of such Person in respect of Hedge Agreements and Permitted Convertible Note Hedges. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnitee”: as defined in Section 10.5.

“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnified Liabilities”: as defined in Section 10.5.

“Insignificant Subsidiary”: at any date of determination, any Subsidiary with (a) assets with an aggregate fair market value of no greater than $10,000,000, and (b) gross revenues for the most recently completed period of four fiscal quarters of no greater than $10,000,000, provided that, if at any date, (i) any Insignificant Subsidiary that would be the subject of an Event of Default under Section 8.1(f) but for the exception set forth in such Section 8.1(f), when such Insignificant Subsidiary’s assets and gross revenues are aggregated with the assets and gross revenues, as applicable, of each other Insignificant Subsidiary that would be the subject of an Event of Default under Section 8.1(f) but for the exception set forth in such Section 8.1(f), such aggregate assets have a fair market value of greater than $25,000,000, or such aggregate gross revenues for the most recently completed period of four fiscal quarters are greater than $25,000,000, then none of such Subsidiaries shall constitute Insignificant Subsidiaries, or (ii) any Insignificant Subsidiary that would be the subject of an Event of Default under Section 8.1(h) but for the exception set forth in such Section 8.1(h), when such Insignificant Subsidiary’s assets and gross revenues are aggregated with the assets and gross revenues, as applicable, of each other Insignificant Subsidiary that would be the subject of an Event of Default under Section 8.1(h) but for the exception set forth in such Section 8.1(h), such aggregate assets have a fair market value of greater than $25,000,000, or such aggregate gross revenues for the most recently completed period of four fiscal quarters are greater than $25,000,000, then none of such Subsidiaries shall constitute Insignificant Subsidiaries.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intellectual Property Security Agreements”: patent, trademark and copyright security agreements, each in form and substance reasonably satisfactory to the Administrative Agent, duly executed by the Borrower and any other applicable Loan Party with rights in material Intellectual Property.

“Interest Payment Date”: (a) as to any ABR Loan (including a Swingline Loan), the last Business Day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan (other than any Revolving Loan that is an ABR Loan), the date of any repayment or prepayment made in respect thereof.

“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three, six, or if available to all Lenders under the Revolving Credit Facility, twelve months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three, six, or if available to all Lenders under the Revolving Credit Facility, twelve months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent prior to 11:00 A.M., New York City time, not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) the Borrower may not select an Interest Period under the Revolving Credit Facility that would extend beyond the Revolving Termination Date;

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

(iv) the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan; and

(v) with respect to the initial borrowing of Eurodollar Loans occurring on the Closing Date only, the Lenders shall make available to the Borrower an Interest Period of a duration shorter than one month.

“Investments”: as defined in Section 7.7.

“ISP”: with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuing Lender”: Bank of America, in its capacity as issuer of any Letter of Credit, or any successor issuer of Letters of Credit hereunder.

“Joint Lead Arrangers”: MLPFS, Wells Fargo Securities, LLC, and RBS Citizens, N.A. in their capacities as Joint Lead Arrangers.

“Latest Revolving Termination Date” means, at any date of determination, the latest expiration date applicable to any Loan or Commitment hereunder at such time, including the latest expiration date of any Extended Revolving Commitment or Extended Revolving Loan as incurred pursuant to Section 2.24 from time to time.

“L/C Commitment”: $50,000,000. The L/C Commitment is part of and not in addition to the Total Revolving Commitments.

“L/C Fee Payment Date”: (i) the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of the relevant Letter of Credit, (ii) the date that is seven days prior to the Revolving Termination Date and (iii) thereafter on demand.

“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.3. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Participant”: as defined in Section 3.1(a).

“Lender Affiliate”: (a) any Affiliate of any Lender, (b) any Person (other than a natural person) that is administered or managed by any Lender and that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (c) any Approved Fund.

“Lenders”: as defined in the preamble hereto; provided that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include the Swingline Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit Expiration Date”: as defined in Section 3.1(a).

“Letter of Credit Fee”: as defined in Section 3.3(a).

“Letters of Credit”: as defined in Section 3.1(a).

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Limited Guarantee Agreement”: any Limited Guarantee Agreement executed and delivered by a Broker-Dealer Subsidiary, which shall be substantially in the form of Exhibit A-2, together with each supplement thereto or substantially similar agreement delivered pursuant to Section 6.8 and pursuant to such agreement.

“Limited Guarantor”: any Broker-Dealer Subsidiary or other Group Member that becomes a party to a Limited Guarantee Agreement.

“Loan”: any loan made by any Lender pursuant to this Agreement (including any Swingline Loan).

“Loan Documents”: this Agreement, the Security Documents, the Notes, the Fee Letter, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.23 of this Agreement, and any amendment, waiver, supplement or other modification to the foregoing.

“Loan Parties”: collectively, the Borrower, each Guarantor, and each other Subsidiary who grants a security interest in substantially all of its assets pursuant to a Security Document.

“London Banking Day”: any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Management Agreements”: those certain management agreements between the Borrower, its Subsidiaries and Managers pursuant to each of which a Manager manages the day to day operations of such Subsidiary.

“Managers”: with respect to any Subsidiary, certain individuals and companies owned by certain individuals who manage the business of a Subsidiary pursuant to a Management Agreement.

“Material Acquisition”: any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit or segment or “book of business” of a business or constitutes all or substantially all of the common stock of a Person and (b) involves the payment of consideration by the Borrower and its Subsidiaries in excess of $5,000,000.

“Material Adverse Effect”: (a) a material adverse effect on the business, property, operations, condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole, (b) a material adverse effect on the rights or remedies of the Administrative Agent or the Lenders under this Agreement or any of the other Loan Documents or (c) a material impairment of the ability of the Borrower and the Guarantors taken as a whole to perform their respective payment or other material obligations under any of the Loan Documents to which it is a party.

“Material Management Contract Buyout”: any Permitted Management Contract Buyout that involves the payment of consideration by a Group Member equal to or in excess of $2,500,000.

“Material Subsidiary”: each of the Subsidiaries listed on Schedule 1.1B, as such Schedule may be revised from time to time by the Borrower, with notice to the Administrative Agent, to add additional Subsidiaries and to delete any Subsidiaries the Capital Stock or assets of which have been disposed of in accordance with this Agreement or which have been merged, liquidated or dissolved in accordance herewith. Schedule 1.1B initially attached hereto lists Subsidiaries of the Borrower for which consolidated revenues are not less than 75% of the consolidated revenues of the Borrower and its Subsidiaries for the most recently ended fiscal year. The Borrower shall revise Schedule 1.1B annually in accordance herewith, at the time of the delivery of audited financial statements under Section 6.1(a), to add or remove Subsidiaries thereto, if necessary, to the extent permitted in the foregoing sentence so that the consolidated revenues of the Subsidiaries listed on such revised Schedule 1.1B have no less than 75% of the consolidated revenues of the Borrower and its Subsidiaries for such most recently ended fiscal year.

“Maximum Rate”: as defined in Section 10.18.

“Minimum Extension Condition” has the meaning specified in Section 2.24(b).

“Minimum Liquidity”: as at any date of determination thereof, the sum of unrestricted cash, Cash Equivalents and the aggregate amount of Available Revolving Commitments.

“MLPFS”: Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”: in connection with any Disposition by the Borrower or any of its Subsidiaries, the sum of cash and Cash Equivalents received in connection with such transaction (including any such cash or Cash Equivalents received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of attorneys’ fees and expenses, accountants’ fees and expenses, investment banking fees and expenses, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such transaction (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof.

“Non-Executing Person”: as defined in Section 5.1(a).

“Non-Loan Party”: any Group Member that is not a Loan Party.

“Notes”: the collective reference to any Revolving Note.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender (or, in the case of Specified Hedge Agreements and Specified Cash Management Agreements, any Affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Hedge Agreement, any Specified Cash Management Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise; but excluding any obligations in connection with, or arising out of, any Permitted Convertible Note Hedge.

“Other Connection Taxes”: with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes”: any and all present or future stamp, court, intangible, recording, filing or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery, performance or enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document, except that such Taxes shall not include Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.18).

“Outstanding Amount”: (i) with respect to Revolving Loans and Swingline Loans on any date, the aggregate principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Loans and Swingline Loans, as the case may be, occurring on such date, and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any issuance, extension or increase in the amount of any Letters of Credit occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of the amounts of unreimbursed Reimbursement Obligations.

“Participant”: as defined in Section 10.6(b).

“Participant Register” has the meaning specified in Section 10.6(b).

“Patriot Act”: the USA Patriot Act, Title III of Pub. L. 107-56, signed into law on October 26, 2001.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“PCAOB”: the Public Company Accounting Oversight Board.

“Percentage”: in respect of the Revolving Credit Facility, with respect to any Revolving Lender at any time, the percentage (carried out to the ninth decimal place) of the Total Revolving Commitments represented by such Revolving Lender’s Revolving Commitment at such time, subject to adjustment as provided in Section 2.22. If the commitment of each Revolving Lender to make Revolving Loans and the obligation of the Issuing Lender to issue, extend the expiry date or increase the amount of any Letters of Credit have been terminated pursuant to Section 8.1 or if the Total Revolving Commitments have expired, then the Percentage of each Revolving Lender in respect of the Revolving Credit Facility shall be determined based on the Percentage of such Revolving Lender most recently in effect, giving effect to any subsequent assignments. The initial Percentage of each Lender is set forth opposite the name of such Lender on Schedule 1.1A or in the Assignment and Acceptance pursuant to which such Lender becomes a party hereto, as applicable.

“Permitted Acquisition”: the acquisition by any Group Member of all or substantially all of the Capital Stock or assets of any Person engaged in a line of business permitted under Section 7.13 hereof, provided that: (i) no Default or Event of Default shall have occurred and be continuing at the time of, or could reasonably be expected to result from, such acquisition, including without limitation the failure to comply with the Investment limitations set forth in Section 7.7(k) or Section 7.7(o) to the extent applicable, (ii) as a result of such acquisition, any new Subsidiary shall comply with all applicable provisions of Section 6.8 and its Capital Stock shall have been pledged to extent required under Section 6.8, all within the time frames required in Section 6.8; (iii) with respect to any acquisition with respect to which the aggregate amount of cash consideration together with all Permitted Acquisition Indebtedness assumed or incurred in connection therewith, is $30,000,000 or more, the Borrower shall furnish to the Administrative Agent (A) a certificate of a Responsible Officer to such effect, and (B) a certificate of a Responsible Officer containing reasonable detail and calculations to the effect that, both before and after giving effect to such acquisition, the Borrower is in compliance with the covenants set forth in Section 7.1 for the most recently completed period of four fiscal quarters for which the Administrative Agent shall have received from the Borrower all financial statements required to be delivered pursuant to Section 6.1 and not otherwise past due, calculated on a historical pro forma basis after giving effect to such acquisition and any acquired Indebtedness incurred in connection therewith as if it was incurred on the first day of such four-quarter period, and (iv) with respect to any acquisition with respect to which the aggregate amount of cash consideration therefor, together with all Permitted Acquisition Indebtedness assumed or incurred in connection therewith, is $75,000,000 or more, the Borrower shall first secure the consent, not to be unreasonably withheld, of the Required Lenders.

“Permitted Acquisition Indebtedness:” Indebtedness of acquired entities at the time of the acquisition thereof and not created in contemplation of such acquisition; provided that the Borrower is in compliance with the covenants set forth in Section 7.1 for the most recently ended period of four fiscal quarters for which financial statements have been delivered under Section 6.1 and are not otherwise past due, calculated on a historical pro forma basis after giving effect to such acquired Indebtedness as if it was incurred on the first day of such four-quarter period.

“Permitted Convertible Note Hedge”: one or more call options, capped call options, call spread options or similar option transactions purchased by the Borrower to hedge its exposure with respect to the issuance and delivery of its Capital Stock upon conversion of the 2010 Convertible Notes or convertible debt permitted under Section 7.2(b).

“Permitted Management Contract Buyout”: a transaction in which (a) a Group Member purchases a Manager’s rights under a Management Agreement, or (b) a Group Member purchases the Capital Stock of a Manager, in each case terminating the applicable Management Agreement; provided that (i) both before and after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing or could reasonably be expected to result therefrom, (ii) as a result of such transaction, any new Subsidiary shall comply with all applicable provisions of Section 6.8 and all Capital Stock acquired shall have been pledged to the extent required under Section 6.8, all within the time frames required in Section 6.8; and (iii) after giving effect to any such transaction, Minimum Liquidity shall be not less than $50,000,000.

“Permitted Producer Compensation Buyout”: a transaction in which a Group Member purchases a Producer’s rights to compensation under such Producer’s existing commission or compensation agreements or arrangements provided that (i) both before and after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing or could reasonably be expected to result therefrom, and (ii) after giving effect to any such transaction, Minimum Liquidity shall be not less than $50,000,000.

“Permitted Warrant”: any warrant or warrants issued by the Borrower substantially concurrently with a call spread option or similar option transaction of which a Permitted Convertible Note Hedge comprised a part.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform”: as defined in Section 6.2.

“Pledge and Security Agreement”: the Pledge and Security Agreement dated as of the Closing Date and executed and delivered by the Borrower and the Guarantors party to the Guarantee Agreement substantially in the form of Exhibit A-3. together with each supplement or joinder thereto delivered pursuant to Section 6.8 and pursuant to such agreement.

“Pledged Stock”: as defined in Section 4.17.

“Producer”: any employee or independent contractor of a Group Member who generates commissions, fees or other remuneration from the sale of financial services or insurance products or services on behalf of or in conjunction with a Group Member.

“Projections”: as defined in Section 6.2(c).

“Public Lender”: as defined in Section 6.2.

“Recipient” means the Administrative Agent, any Lender, the Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Register”: as defined in Section 10.6(d).

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”: the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“Related Parties”: with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, trustees, administrators, managers, advisors, agents and representatives of such Person and of such Person’s Affiliates.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Lenders”: as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Revolving Lender’s risk participation and funded participation in L/C Obligations and Swingline Loans being deemed “held” by such Revolving Lender for purposes of this definition) and (b) aggregate unused Revolving Commitments; in each case disregarding in determining Required Lenders at any time, the amounts held or deemed held by any Defaulting Lender, provided that the amount of any participation in any Swingline Loan and unreimbursed drawings under Letters of Credit that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swingline Lender or Issuing Lender, as the case may be, in making such determination.

“Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, order, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: the chief executive officer, president, chief financial officer, chief operating officer or controller of the Borrower, but in any event, with respect to financial matters, the chief financial officer or controller of the Borrower.

“Restricted Payments”: as defined in Section 7.6.

“Revolving Commitment”: as to any Revolving Lender, the obligation of such Revolving Lender, if any, to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Revolving Lender’s name on Schedule 1.1A or in the Assignment and Acceptance pursuant to which such Revolving Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The amount of the Total Revolving Commitments as of the Closing Date is $325,000,000.

“Revolving Commitment Period”: the period from and including the Closing Date to the Revolving Termination Date.

“Revolving Credit Facility”: the Revolving Commitments and the extensions of credit made thereunder.

“Revolving Extensions of Credit”: as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Revolving Lender then outstanding, (b) such Revolving Lender’s Percentage of the L/C Obligations then outstanding and (c) such Revolving Lender’s Percentage of the Swingline Obligations then outstanding.

“Revolving Lender”: each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loans”: as defined in Section 2.1(a).

“Revolving Percentage”: with respect to any Revolving Lender at any time, such Revolving Lender’s Percentage in respect of the Revolving Credit Facility at such time.

“Revolving Note”: a promissory note made by the Borrower in favor of a Revolving Lender evidencing Revolving Loans or Swingline Loans, as the case may be, made by such Revolving Lender, substantially in the form of Exhibit F.

“Revolving Termination Date”: February 8, 2018; provided, however, that if such date is not a Business Day, the Revolving Termination Date shall be the next succeeding Business Day; and further provided that the Revolving Termination Date applicable to Extended Revolving Commitments shall be the final maturity date specified in the relevant documentation for such Extended Revolving Commitments.

“Sarbanes-Oxley”: the Sarbanes-Oxley Act of 2002.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Securities Laws”: the Securities Act of 1933, the Exchange Act, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.

“Security Documents”: the collective reference to the Guarantee Agreement, any Limited Guarantee Agreement, the Pledge and Security Agreement, the Intellectual Property Security Agreements, and all other security documents now or hereafter delivered to the Administrative Agent granting, or purporting to grant, a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable Federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Cash Management Agreement”: any Cash Management Agreement (a) entered into by a Loan Party or any Subsidiary thereof and any Lender or Lender Affiliate (whether such Lender or Lender Affiliate is, or was at the time that such Cash Management Agreement was entered into, a Lender or Lender Affiliate and even if such Person ceases to be a Lender or such Person’s Affiliate ceases to be a Lender) and (b) that has been designated by the relevant Lender and Loan Party or Subsidiary thereof, by written notice to the Administrative Agent, as a Specified Cash Management Agreement. The designation of any Cash Management Agreement as a Specified Cash Management Agreement shall not create in favor of such Lender or Lender Affiliate any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under the Guarantee Agreement or the Pledge and Security Agreement.

“Specified Hedge Agreement”: any Hedge Agreement (a) entered into by the Borrower and any Lender or Lender Affiliate (whether such Lender or Lender Affiliate is, or was at the time that such Hedge Agreement was entered into, a Lender or Lender Affiliate and even if such Person ceases to be a Lender or such Person’s Affiliate ceases to be a Lender) and (b) that has been designated by the relevant Lender and the Borrower, by written notice to the Administrative Agent, as a Specified Hedge Agreement. The designation of any Hedge Agreement as a Specified Hedge Agreement shall not create in favor of such Lender or Lender Affiliate any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under the Guarantee Agreement or the Pledge and Security Agreement; provided however that for the avoidance of doubt, no Permitted Convertible Note Hedge may be designated as a Specified Hedge Agreement.

“Subordinated Indebtedness”: means Indebtedness which is expressly subordinated in right of payment to the prior payment in full of the Obligations and which is in form and on terms approved in writing by the Administrative Agent, and any refinancing thereof in accordance with Section 7.2(b) which is subordinated in right of payment to the Obligations on terms not materially less favorable to the Lenders as those contained in the documentation governing the Indebtedness being refinanced.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Obligation”: with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swingline Borrowing”: a borrowing of a Swingline Loan pursuant to Section 2.5.

“Swingline Lender”: Bank of America, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan”: a Loan made pursuant to Section 2.5(a).

“Swingline Loan Notice”: a notice of a Swingline Borrowing pursuant to Section 2.5(b), which, if in writing, shall be substantially in the form of Exhibit E.

“Swingline Obligations”: at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Obligations of any Revolving Lender at any time shall be its Revolving Percentage of the total Swingline Obligations at such time.

“Swingline Sublimit”: an amount equal to the lesser of (a) $15,000,000 and (b) the Total Revolving Commitments. The Swingline Sublimit is part of, and not in addition to, the Total Revolving Commitments.

“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Outstandings”: the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect.

“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

“Transferee”: any Assignee or Participant.

“Type”: as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“UCC”: the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“United States” or “U.S.”: the United States of America.

“U.S. Person”: any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate”: as defined in Section 2.14(d)(ii)(B)(3).

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of Financial Accounting Standards Board Accounting Standards Codification 825 and Financial Accounting Standards Board Accounting Standards Codification 470-20 on financial liabilities shall be disregarded.

(c) The words “hereto”, “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

1.3 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any other document, agreement and instrument related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

2.1 The Loans.

(a) The Revolving Loan Borrowings. Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans (“Revolving Loans”) to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Revolving Lender’s Revolving Percentage of the L/C Obligations and Swingline Loans then outstanding, does not exceed the amount of such Lender’s Revolving Commitment. During the Revolving Commitment Period, the Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Section 2.2.

(b) Revolving Termination Date. The Borrower shall repay all outstanding Revolving Loans to the Revolving Lenders on the Revolving Termination Date.

2.2 Procedure for Borrowings. The Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day. Each borrowing of Revolving Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent (which notice must be received by the Administrative Agent prior to 11:00 A.M., New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) on the requested Borrowing Date, in the case of ABR Loans), specifying (i) the amount and Type of Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Each telephonic notice by the Borrower pursuant to this Section 2.2 must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each borrowing under the Commitments shall be in an amount equal to (x) in the case of ABR Loans, $1,000,000 or a whole multiple thereof (or, if the then aggregate Available Revolving Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $1,000,000 or a whole multiple thereof. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice, then the applicable Loans shall be made as ABR Loans. If the Borrower requests a borrowing of Eurodollar Loans in any such Committed Loan Notice but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Lender of the amount of its Percentage of the applicable Revolving Loans. Each relevant Lender will make the amount of its pro rata share of each borrowing of Loans available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the relevant Lenders and in like funds as received by the Administrative Agent.

2.3 Commitment Fees, etc.

(a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Revolving Percentage a commitment fee (the “Commitment Fee”) for the period from and including the date hereof to the last day of the Revolving Commitment Period, computed at the Applicable Rate on the actual daily amount by which the Revolving Commitments exceed the sum of (i) the Outstanding Amount of Revolving Loans on such date and (ii) the Outstanding Amount of L/C Obligations on such date, subject to adjustment as provided in Section 2.22. For the avoidance of doubt, the Outstanding Amount of Swingline Loans shall not be counted towards or considered usage of the Aggregate Commitments. The Commitment Fee shall accrue at all times during the Revolving Commitment Period, including at any time during which one or more of the conditions in Section 5 is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December and on the Revolving Termination Date, commencing with the first such date to occur after the Closing Date, and on the last day of the Revolving Commitment Period. The Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b) The Borrower agrees to pay to the Joint Lead Arrangers and the Administrative Agent the fees in the amounts and on the dates specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.4 Termination or Reduction of Commitments.

(a) Optional. The Borrower shall have the right, upon notice to the Administrative Agent by 11:00 A.M., New York City time, not less than three Business Days’ prior to the requested date of termination or reduction, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that (i) no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments and (ii) if, after giving effect to any reduction of the Total Revolving Commitments, the L/C Commitment or the Swingline Sublimit exceeds the amount of the Total Revolving Commitments, such L/C Commitment or Swingline Sublimit, as the case may be, shall be automatically reduced by the amount of such excess. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Commitments then in effect. If the Borrower chooses to terminate the Revolving Commitments and shall have paid in full all Loans and other amounts owing under this Agreement and the Loan Documents, and Letters of Credit (but no unpaid Reimbursement Obligations) remain outstanding and are Cash Collateralized hereunder (in an amount of no less than 105% of the drawing amount thereof), the covenants set forth in Sections 6 and 7 shall no longer apply.

(b) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Total Revolving Commitments, the L/C Commitment or Swingline Sublimit. Any reduction of the Total Revolving Commitments shall be applied to the Revolving Commitment of each Revolving Lender according to its Revolving Percentage. All fees accrued in respect of the Revolving Credit Facility until the effective date of any termination of the Total Revolving Commitments shall be paid on the effective date of such termination.

2.5 Swingline Loans.

(a) Subject to the terms and conditions hereof, the Swingline Lender may elect in its sole and absolute discretion, in reliance upon the agreements of the other Lenders set forth in this Section 2.5, to make swingline loans (each such loan, a “Swingline Loan”) to the Borrower from time to time on any Business Day during the Revolving Commitment Period in an aggregate principal amount not to exceed at any time outstanding the amount of the Swingline Sublimit, notwithstanding the fact that such Swingline Loans, when aggregated with the Revolving Percentage of the outstanding amount of Revolving Loans and L/C Obligations of the Lender acting as Swingline Lender, may exceed the amount of such Lender’s Revolving Commitment; provided, however, that (i) after giving effect to any Swingline Loan, (A) the Total Revolving Extensions of Credit shall not exceed the Total Revolving Commitments, and (B) each Revolving Lender’s aggregate Revolving Extensions of Credit shall not exceed such Revolving Lender’s Revolving Commitment, and (ii) the Borrower shall not use the proceeds of any Swingline Loan to refinance any outstanding Swingline Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may request Swingline Loans under this Section 2.5, prepay Swingline Loans under Section 2.6, and request to reborrow under this Section 2.5. Each Swingline Loan shall be an ABR Loan. Immediately upon the making of a Swingline Loan, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swingline Lender a risk participation in such Swingline Loan in an amount equal to such Revolving Lender’s Revolving Percentage multiplied by the amount of such Swingline Loan.

(b) Borrowing Procedures. The Borrower may borrow Swingline Loans upon the Borrower’s irrevocable notice to the Swingline Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swingline Lender and the Administrative Agent not later than 1:00 P.M., New York City time, on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swingline Lender and the Administrative Agent of a written Swingline Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swingline Lender of any telephonic Swingline Loan Notice, the Swingline Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swingline Loan Notice and, if not, the Swingline Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless (A) the Swingline Lender has determined in its sole and absolute discretion not to fund the Swingline Loan that is the subject of such Swingline Loan Notice, or (B) the Swingline Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 P.M., New York City time, on the date of the proposed Swingline Borrowing (1) directing the Swingline Lender not to make such Swingline Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.5(a), or (2) that one or more of the applicable conditions specified in Section 5 is not then satisfied, then, subject to the terms and conditions hereof, the Swingline Lender will, not later than 3:00 P.M., New York City time, on the borrowing date specified in such Swingline Loan Notice, make the amount of its Swingline Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swingline Lender in immediately available funds.

(c) Refinancing of Swingline Loans.

(i) The Swingline Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swingline Lender to so request on its behalf), that each Revolving Lender make a Revolving Loan which is an ABR Loan in an amount equal to such Lender’s Revolving Percentage of the amount of Swingline Loans then outstanding. Such request shall be made in writing

(which written request shall be deemed to be a Committed Loan Notice requesting Revolving Loans for purposes hereof) and in accordance with the requirements of Section 2.2, without regard to the minimum and multiples specified therein for the principal amount of ABR Loans, but subject to the unutilized portion of the Total Revolving Commitments and the conditions set forth in Section 5.2. The Swingline Lender shall furnish the Borrower with a copy of the applicable notice required pursuant to Section 2.2 promptly after delivering such notice to the Administrative Agent. Each Revolving Lender shall make an amount equal to its Revolving Percentage of the amount specified in such notice available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swingline Loan) for the account of the Swingline Lender at the Funding Office not later than 1:00 P.M., New York City time, on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.5(c)(ii), each Revolving Lender that so makes funds available shall be deemed to have made a Revolving Loan which is a ABR Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swingline Lender.

(ii) If for any reason any Swingline Loan cannot be refinanced by such a Revolving Loan borrowing in accordance with Section 2.5(c)(i), the request for Revolving Loans which are ABR Loans submitted by the Swingline Lender as set forth herein shall be deemed to be a request by the Swingline Lender that each of the Revolving Lenders fund its risk participation in the relevant Swingline Loan and each Revolving Lender’s payment to the Administrative Agent for the account of the Swingline Lender pursuant to Section 2.5(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Revolving Lender fails to make available to the Administrative Agent for the account of the Swingline Lender any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.5(c) by the time specified in Section 2.5(c)(i), the Swingline Lender shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swingline Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swingline Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Revolving Loan borrowing or funded participation in the relevant Swingline Loan, as the case may be. A certificate of the Swingline Lender submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Revolving Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swingline Loans pursuant to this Section 2.5(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Lender may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.5(c) is subject to the conditions set forth in Section 5.2. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swingline Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Revolving Lender has purchased and funded a risk participation in a Swingline Loan, if the Swingline Lender receives any payment on account of such Swingline Loan, the Swingline Lender will distribute to such Revolving Lender its Revolving Percentage thereof in the same funds as those received by the Swingline Lender.

(ii) If any payment received by the Swingline Lender in respect of principal or interest on any Swingline Loan is required to be returned by the Swingline Lender under any of the circumstances described in 10.7(c) (including pursuant to any settlement entered into by the Swingline Lender in its discretion), each Revolving Lender shall pay to the Swingline Lender its Revolving Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swingline Lender. The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swingline Lender. The Swingline Lender shall be responsible for invoicing the Borrower for interest on the Swingline Loans. Until each Revolving Lender funds its Revolving Loan which is an ABR Loan or risk participation pursuant to this Section 2.5 to refinance such Revolving Lender’s Revolving Percentage of any Swingline Loan, interest in respect of such Revolving Percentage shall be solely for the account of the Swingline Lender.

(f) Payments Directly to Swingline Lender; Repayment of Swingline Loans. The Borrower shall make all payments of principal and interest in respect of the Swingline Loans directly to the Swingline Lender. The Borrower shall repay each Swingline Loan on the earlier to occur of (i) the date ten Business Days after such Loan is made and (ii) the Revolving Termination Date.

(g) Extensions. If any Revolving Termination Date applicable to any Commitments shall have occurred at a time when another tranche or tranches of Commitments is or are in effect with a longer Revolving Termination Date (such earlier Revolving Termination Date, the “Earlier Termination Date”), then, on the Earlier Termination Date, all then outstanding Swingline Loans shall be repaid in full (and there shall be no adjustment to the participations in such Swingline Loans as a result of the occurrence of the Earlier Termination Date); provided however, that for the avoidance of doubt, the Borrower’s ability to borrow Swingline Loans shall not terminate on any Earlier Termination Date.

2.6 Optional and Mandatory Prepayments.

(a) Optional.

(i) The Borrower may at any time and from time to time prepay the Revolving Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent by 11:00 A.M., New York City time, (1) at least three Business Days prior thereto in the case of Eurodollar Loans or (2) on the date of such prepayment in the case of ABR Loans, which notice shall specify the date and amount of prepayment, whether the prepayment is of Eurodollar Loans or ABR Loans and, if Eurodollar Loans are to be prepaid, the Interest Period(s) of such Loans; provided that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.15. Upon receipt of any such notice, the Administrative Agent shall promptly notify each relevant Lender thereof and of the amount of its ratable portion of such prepayment (based on such Lender’s Percentage in respect of the Revolving Credit Facility). If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Loans that are ABR Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Loans shall be in an aggregate principal amount of $500,000 or a whole multiple thereof, of, if less, the entire principal amount thereof then outstanding. Each such prepayment shall be paid to the Lenders in accordance with their Percentages in respect of the Revolving Credit Facility. Notwithstanding anything to the contrary contained in this Section 2.6(a)(i), the Borrower may rescind any notice of prepayment under this Section 2.6(a)(i) if such prepayment would have resulted from a refinancing of all of the Revolving Credit Facility or other transaction, which refinancing or transaction shall not be consummated or shall otherwise be delayed.

(ii) The Borrower may at any time and from time to time prepay the Swingline Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Swingline Lender (with a copy to the Administrative Agent) by 1:00 P.M., New York City time, on the date of prepayment, which prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein.

(b) Mandatory. If for any reason the Total Revolving Extensions of Credit at any time exceed the Total Revolving Commitments then in effect, the Borrower shall immediately prepay the Revolving Loans and Reimbursement Obligations in an amount equal to such excess.

2.7 Conversion and Continuation Options.

(a) The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent irrevocable notice of such election prior to 11:00 A.M., New York City time, at least two Business Days’ prior thereto, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent at least three Business Days’ prior irrevocable notice of such election (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders have determined in its or their sole discretion not to permit such conversions. Each telephonic notice by the Borrower pursuant to this Section 2.7(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. If the Borrower requests a conversion to Eurodollar Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Upon receipt of any such notice, the Administrative Agent shall promptly notify each Lender thereof and the amount of its Percentage of such conversion of Revolving Loans. Notwithstanding anything to the contrary herein, a Swingline Loan may not be converted to a Eurodollar Loan.

(b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that (i) no Eurodollar Loan under the Revolving Credit Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuations, and (ii) any such continuation of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Any such automatic conversion to ABR Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Loans. Each telephonic notice by the Borrower pursuant to this Section 2.7(b) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. If the Borrower requests a continuation of Eurodollar Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Upon receipt of any such notice, the Administrative Agent shall promptly notify each Lender thereof, the amount of its Percentage of the applicable Revolving Loans and, if applicable, the details of any automatic conversion to ABR Loans described in the immediately preceding proviso.

2.8 Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $1,000,000 or a whole multiple thereof, and (b) no more than ten Eurodollar Tranches shall be outstanding at any one time.

2.9 Interest Rates and Payment Dates.

(a) Subject to paragraph (c) below, each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Rate.

(b) Subject to paragraph (c) below, each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Rate.

(c) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to ABR Loans plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other fee or amount payable hereunder or under any other Loan Document shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment and before and after the commencement of any proceeding under any Debtor Relief Law).

(d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

2.10 Computation of Interest and Fees.

(a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of Bank of America’s “prime rate”, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurodollar Rate shall become effective as of the opening of business on the day on which such change becomes effective. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(c), bear interest for one day. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.9.

(c) If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason (i) the Consolidated Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the Issuing Lender, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under any Debtor Relief Law, automatically and without further action by the Administrative Agent, any Lender or the Issuing Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the Issuing Lender, as the case may be, under Section 2.9 or Section 3.3 or under Section 8. The Borrower’s obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.

2.11 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b) the Administrative Agent shall have received notice from the Required Lenders that (i) the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period or (ii) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period for such Eurodollar Loan, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans under the Revolving Credit Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans under the Revolving Credit Facility shall be converted, on the last day of the then-current Interest Period, to ABR Loans; provided that if the determination described in the preceding sentence relates to the Eurodollar component of ABR, the utilization of the Eurodollar component in determining the ABR shall be suspended. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans under the Revolving Credit Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the Revolving Credit Facility to Eurodollar Loans.

2.12 Pro Rata Treatment and Payments.

(a) Each borrowing by the Borrower from the Revolving Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Revolving Commitments of the Lenders shall be made pro rata according to the Revolving Percentages of the Revolving Lenders.

(b) Each payment (including each prepayment, but subject to Section 2.6 hereof) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the Revolving Percentages of the Revolving Lenders.

(c) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without condition or deduction for any setoff, defense, recoupment or counterclaim and shall be made prior to 2:00 p.m., New York City time, on the due date thereof to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute to the relevant Lenders their respective Percentages in respect of the Revolving Credit Facility (or such other applicable share as provided herein) of such payment promptly upon receipt in like funds as received. All payments received by the Administrative Agent after 2:00 p.m., New York City time, shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(d) Unless the Administrative Agent shall have been notified in writing by any Lender prior to the proposed date of a borrowing (or, in the case of a borrowing of ABR Revolving Loans, prior to 12:00 Noon, New York City time, on the date of such borrowing) that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent in accordance with Section 2.2, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A certificate of the Administrative Agent submitted to any Lender or the Borrower with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within one Business Day after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans, on demand, from the Borrower.

(e) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent for the account of the Lenders or the Issuing Lender, as the case may be, the Administrative Agent may assume that the Borrower has made such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available (i) to the relevant Lenders their respective pro rata shares of a corresponding amount and/or (ii) to the Issuing Lender, the amount due. If such payment is not made to the Administrative Agent by the Borrower within one Business Day after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon, for each day from and including the date such amount is distributed to it but excluding the date of payment to the Administrative Agent, at the rate equal to the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower. A certificate of the Administrative Agent submitted to any Lender or the Borrower with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error.

(f) The obligations of the Lenders hereunder to make Revolving Loans, to fund participations in Letters of Credit and Swingline Loans and to make payments pursuant to Section 9.7 are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 9.7 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any Lender to so make its Loan, to purchase its participation or to make its payment under Section 9.7.

2.13 Requirements of Law.

(a) If any Change in Law:

(i) shall subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by or participated in by, or any other acquisition of funds by, any office of such Lender or Issuing Lender (except any reserve requirement reflected in the Eurodollar Rate); or

(iii) shall impose on such Lender or the Issuing Lender or the London interbank market any other condition, cost or expense affecting this Agreement, any Letter of Credit or participation therein, any Application or any Eurodollar Loan made by it;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender or the Issuing Lender deems, in good faith in its reasonable discretion, to be material, of making, converting into, continuing or maintaining any Loans the interest on which is determined by reference to the Eurodollar Rate or issuing, maintaining or participating in Letters of Credit, or to reduce any amount of principal, interest or fees received or receivable by such Lender or the Issuing Lender in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender or Issuing Lender, as the case may be, within 30 days after its demand, any additional amounts necessary to compensate such Lender or the Issuing Lender for such increased cost or reduced amount receivable, to the extent such compensation is sought from similarly situated borrowers. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled and its computation in reasonable detail of the amount of such claim.

(b) If any Lender or the Issuing Lender shall have determined (in good faith in its reasonable discretion) that any Change in Law affecting such Lender or the Issuing Lender or any Lending Office of such Lender or any holding company controlling such Lender or the Issuing Lender with any request or directive regarding capital adequacy or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitment of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by the Issuing Lender to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy and liquidity) by an amount deemed by such Lender or Issuing Lender to be material, then, to the extent such compensation is sought from similarly situated borrowers from time to time, after submission by such Lender or the Issuing Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefore and its certified computation in reasonable detail of the amount of such claim, the Borrower shall pay to such Lender or the Issuing Lender, as the case may be, within 30 days after demand, such additional amount or amounts as will compensate such Lender or Issuing Lender or such holding company for such reduction. Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Lender pursuant to this paragraph for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or the Issuing Lender, as the case may be, notifies the Borrower of such Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Lender’s intention to claim compensation therefor; and provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then such six-month period shall be extended to include the period of such retroactive effect.

(c) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.14 Taxes.

(a) Payments Free of Taxes; Obligations to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Requirements of Law. If any applicable Requirements of Law (as determined in the good faith discretion of the Administrative Agent or the Borrower) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Loan Party, then the Administrative Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (d) below.

(ii) If any Loan Party or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) such Loan Party or the Administrative Agent, as required by such Requirements of Law, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (d) below, (B) such Loan Party or the Administrative Agent, as required by such Requirements of Law, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 2.14) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii) If any Loan Party or the Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the Administrative Agent, as required by such Requirements of Law, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (d) below, (B) such Loan Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Requirements of Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 2.14) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iv) In addition, the Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(b) (i) The Borrower shall, and does hereby, and shall cause each Loan Party to, jointly and severally, indemnify each Recipient, and shall make or cause to be made payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including

Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.14) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis for and the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Lender, shall be conclusive absent manifest error. The Borrower shall, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender or the Issuing Lender for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 2.14 below.

(ii) Each Lender and the Issuing Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender or the Issuing Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (y) the Administrative Agent and the Borrower, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6(b) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Borrower, as applicable, against any Excluded Taxes attributable to such Lender or the Issuing Lender, in each case, that are payable or paid by the Administrative Agent or the Borrower in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender and the Issuing Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the Issuing Lender, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(c) Evidence of Payments. Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 2.14, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(d) Status of Lenders; Tax Documentation.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.14(d)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit C-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-2 or Exhibit C-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 2.14 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(e) Treatment of Certain Refunds. Unless required by applicable Requirements of Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the Issuing Lender, or have any obligation to pay to any Lender or the Issuing Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the Issuing Lender, as the case may be. If any Recipient determines, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.14, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.14 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Recipient, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. If the Administrative Agent, any Lender or the Issuing Lender shall become aware that it is entitled to claim a refund of Taxes from the jurisdiction to which such Taxes were paid to which the Administrative Agent, such Lender or the Issuing Lender would not be entitled but for the payment of

Taxes pursuant to this Section 2.14, it shall promptly notify the Borrower in writing of the availability of such refund claim and shall, within 30 days after receipt of a written request of the Borrower, make a claim to such jurisdiction for such refund. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Borrower pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(f) Survival. Each party’s obligations under this Section 2.14 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or the Issuing Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

(g) Issuing Lender. For the purposes of this Section 2.14, the term “Lender” includes the Issuing Lender.

2.15 Indemnity. Upon the written, reasonably documented demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower agrees to promptly compensate such Lender and indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans on the date or in the amount as to which the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans on the date or in the amount as to which the Borrower has given a notice thereof in accordance with the provisions of this Agreement or any revocation of any notice of optional prepayment pursuant to Section 2.6(a)(i) hereof, (c) the continuation, conversion, the making of a payment or prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto or (d) an assignment of a Eurodollar Loan on a day that is not the last day of an Interest Period with respect thereto as a result of a request by the Borrower pursuant to Section 2.18. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Rate included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.16 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Loans or to convert ABR Loans to Eurodollar Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the ABR, the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the ABR, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Loans of such Lender to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the ABR), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans, and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the ABR applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. This Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.17 Change of Lending Office. Each Lender and the Issuing Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.13, 2.14 or 2.15 with respect to such Lender or the Issuing Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender and the Issuing Lender) to designate another Lending Office for funding or booking any Loans affected by such event or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the sole judgment of such Lender or the Issuing Lender, cause such Lender or the Issuing Lender and its Lending Office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender or the Issuing Lender pursuant to Section 2.13, 2.14 or 2.15.

2.18 Replacement of Lenders. The Borrower shall at its sole expense and effort be permitted to replace (a) any Lender that requests reimbursement for amounts owing pursuant to Section 2.13 or 2.14, (b) any Lender that is a Defaulting Lender or (c) any Lender that does not consent to an amendment, waiver or consent to any Loan Document for which the consent of such Lender is required but not obtained and the consent of the Required Lenders has been obtained; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.17 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.13 or 2.14, (iv) the replacement financial institution shall purchase, at par from such Lender, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 2.15 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.13 or 2.14, as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowing to require such replacement cease to apply.

2.19 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of the Revolving Credit Facility due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Revolving Credit Facility due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Revolving Credit Facility due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of any of the Revolving Credit Facility owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Revolving Credit Facility owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payment on account of the Obligations in respect of the Revolving Credit Facility owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swingline Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations in respect of the Revolving Credit Facility then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(a) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(b) the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.23, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans or subparticipations in L/C Obligations or Swingline Loans to any Assignee or Participant, other than an assignment to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

2.20 Increase in Revolving Commitments.

(a) Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Revolving Lenders), the Borrower may from time to time, request an increase in the Total Revolving Commitments by an amount (for all such requests) not exceeding $125,000,000;

provided that (i) any such request for an increase shall be in a minimum amount of $10,000,000, and (ii) the Borrower may make a maximum of three such requests. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Revolving Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Revolving Lenders).

(b) Each Revolving Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Revolving Commitment and, if so, whether by an amount equal to, greater than, or less than its Revolving Percentage of such requested increase. Any Revolving Lender not responding within such time period shall be deemed to have declined to increase its Revolving Commitment.

(c) The Administrative Agent shall notify the Borrower and each Revolving Lender of the Revolving Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent, the Issuing Lender and the Swingline Lender (which approvals shall not be unreasonably withheld), the Borrower may also invite additional Eligible Assignees to become Revolving Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.

(d) If the Total Revolving Commitments are increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Revolving Lenders of the final allocation of such increase and the Increase Effective Date.

(e) As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of the Borrower dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of the Borrower (i) certifying and attaching the resolutions adopted by the Borrower approving or consenting to such increase, and (ii) in the case of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Section 4 and the other Loan Documents are true and correct in all material respects on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.20, the representations and warranties contained in Section 4.1 shall be deemed to refer to the most recent statements furnished pursuant to Section 6.1, and (B) no Default exists. The Borrower shall prepay any Revolving Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 2.15) to the extent necessary to keep the outstanding Revolving Loans ratable with any revised Revolving Percentages arising from any nonratable increase in the Revolving Commitments under this Section.

(f) This Section shall supersede any provisions in Sections 2.19 or 10.1 to the contrary.

2.21 Evidence of Debt.

(a) The extensions of credit made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the extensions of credit made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(b) In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swingline Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.22 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Requirements of Law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.1.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.7), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the Issuing Lender or Swingline Lender hereunder; third, if so determined by the Administrative Agent or requested by the Issuing Lender or Swingline Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swingline Loan or Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lender or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lender or Swingline Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or borrowings in connection with Letters of Credit in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such

Loans or borrowings in connection with Letters of Credit were made at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and borrowings in connection with Letters of Credit owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or borrowings in connection with Letters of Credit owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.22(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. A Defaulting Lender (x) shall not be entitled to receive any Commitment Fee pursuant to Section 2.3 for any period during which such Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 3.

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swingline Loans pursuant to Sections 2.5 and 3, the “Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swingline Loans shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Loans and extensions of credit of that Lender. If the reallocation described above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable Requirements of Law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (y) second, Cash Collateralize the Issuing Lender’s Fronting Exposure in accordance with the procedures set forth in Section 2.23.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, Swingline Lender and the Issuing Lender agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Percentages (without giving effect to Section 2.22(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.23 Cash Collateral.

(a) Certain Credit Support Events. Upon the request of the Administrative Agent or the Issuing Lender (i) if the Issuing Lender has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an extension of credit which has not been reimbursed in accordance with Section 3.5 hereof or refinanced as a borrowing of Revolving Loans hereunder within the required timeframe, or (ii) if, as of the date five days prior to the Latest Revolving Termination Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent, the Issuing Lender or the Swingline Lender, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.22(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b) Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked deposit accounts at Bank of America. The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Lender and the Lenders (including the Swingline Lender), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property, if any, so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.23(c). If at any time the Administrative Agent reasonably determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.23 or Sections 2.5, 2.6, 2.22, 3 or 8 in respect of Letters of Credit or Swingline Loans shall be held and applied to the satisfaction of the specific L/C Obligations, Swingline Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.6) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.23 may be otherwise applied in accordance with Section 8.2), and (y) the Person providing Cash Collateral and the Issuing Lender or Swingline Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.24 Extensions of Revolving Termination Date.

(a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders holding a tranche of Commitments with a like Revolving Termination Date, in each case on a pro rata basis (based on the aggregate outstanding principal amount of such Commitments) and on the same terms to each such Lender, the Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the Revolving Termination Date of each such Lender’s Commitment and otherwise modify the terms of such Commitment pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate or fees payable in respect of such Commitments and related outstandings) (each, an “Extension,” and each group of Commitments, as so extended, as well as the original Commitments not so extended, being a “tranche”; any Extended Revolving Commitments (as defined below) shall constitute a separate tranche of Commitments from the tranche of Commitments from which they were converted), so long as the following terms are satisfied:

(i) no Default or Event of Default shall have occurred and be continuing at the time an Extension Offer is delivered to the Lenders and immediately prior and after giving effect to such Extension;

(ii) except as to interest rates, fees and the Revolving Termination Date (which shall be determined by the Borrower and the Lenders that agree to such Extension Offer and set forth in the relevant Extension Offer), the Commitment of any Lender that agrees, in the exercise of such Lender’s sole discretion, to an Extension with respect to such Commitment (an “Extending Lender”) extended pursuant to an Extension (an “Extended Revolving Commitment”), and the related Loans and other outstandings thereunder, shall be a Commitment (or related Loans and other outstandings, as the case may be) with the same terms as the terms of any other non-extending tranche of Commitments (and related Loans and other outstandings); provided that (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Extended Revolving Commitments (and related Loans and other outstandings), (B) repayments required upon the Revolving Termination Date of the non-extending Revolving Commitments, and (C) repayment made in connection with a permanent repayment and termination of commitments (provided, however, that no Extended Revolving Commitment shall provide for mandatory commitment reductions prior to the Latest Revolving Termination Date)) of Loans with respect to Extended Revolving Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolving Commitments, (2) subject to the provisions of Sections 2.5(g) and 3.10 to the extent dealing with Swingline Loans and Letters of Credit which mature or expire after a Revolving Termination Date when there exist Extended Revolving Commitments with a later Revolving Termination Date, all Swingline Loans and Letters of Credit shall be participated on a pro rata basis by all Lenders with Commitments in accordance with their respective Percentages (and except as provided in Sections 2.5(g) and 3.10, without giving effect to changes thereto on an earlier Revolving Termination Date with respect to Swingline Loans and Letters of Credit theretofore incurred or issued), (3) the permanent repayment of Revolving Loans with respect to, and termination of, Extended Revolving Commitments after the applicable Extension date shall be made on a pro rata basis with all other Commitments, except that the Borrower shall be permitted to permanently repay and terminate Commitments of any such tranche on a better than a pro rata basis as compared to any other tranche with a later maturity date than such tranche, (4) assignments and participations of Extended Revolving Commitments and Extended Revolving Loans shall be governed by the same assignment and participation provisions applicable to Revolving Commitments and Revolving Loans, and (5) at no time shall there be Commitments hereunder that have more than three different maturity dates;

(iii) if the aggregate principal amount of Commitments in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Commitments offered to be extended by the Borrower pursuant to such Extension Offer, then the Revolving Loans of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer;

(iv) all documentation in respect of such Extension shall be consistent with the foregoing; and

(v) any applicable Minimum Extension Condition (as defined below) shall be satisfied unless waived by the Borrower.

(b) With respect to all Extensions consummated by the Borrower pursuant to this Section 2.24, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments or commitment reductions for purposes of Sections 2.4, 2.6, 2.12 or 2.19, and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment; provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s discretion and which may be waived by the Borrower) of Revolving Commitments of any or all applicable tranches be tendered. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.24 (including, for the avoidance of doubt, the payment of interest or fees in respect of any Extended Revolving Commitments on the terms as may be set forth in the relevant Extension Offer).

(c) No consent of any Lender or the Administrative Agent (other than to the extent set forth in Section 10.6(c)) shall be required to effectuate any Extension, other than (A) the consent of each Lender agreeing to such Extension with respect to one or more of its Commitments (or a portion thereof) and (B) with respect to the ability to obtain Letters of Credit under any Extension of any tranche of Commitments, the consent of the Administrative Agent and the Issuing Lender, which consent shall not be unreasonably withheld or delayed. All Extended Revolving Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other applicable Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower to effect the provisions of this Section 2.24, including in order to establish new tranches or sub-tranches in respect of Commitments so extended and such technical amendments as may be necessary or appropriate in connection therewith. In addition, if so provided in such amendment and with the consent of the Issuing Lender, participations in Letters of Credit expiring on or after the Latest Revolving Termination Date in respect of the then-existing Revolving Commitments shall be re-allocated from Lenders holding Revolving Commitments thereunder to Lenders holding Extended Revolving Commitments in accordance with the terms of such amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding Commitments, be deemed to be participation interests in respect of such Commitments and the terms of such participation interests (including, without limitation, the commission applicable thereto) shall be adjusted accordingly.

(d) In connection with any Extension, the Borrower shall provide the Administrative Agent at least 10 Business Days (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including, without limitation, regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.24.

(e) Conflicting Provisions. This Section 2.24 shall supersede any provisions in Section 2.4, 2.6, 2.12, 2.19 or 10.1 to the contrary.

SECTION 3. LETTERS OF CREDIT

3.1 L/C Commitment.

(a) Subject to the terms and conditions hereof, (i) the Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.4(a), agrees to issue standby letters of credit (such letters of credit, together with the Existing Letters of Credit, the “Letters of Credit”) for the account of the Borrower and to amend Letters of Credit previously issued by it in accordance with Section 3.2 below, on any Business Day during the period from the Closing Date until the date that is seven days prior to the Revolving Termination Date then in effect (the “Letter of Credit Expiration Date”) in such form as may be approved from time to time by the Issuing Lender and (ii) the Revolving Lenders severally agree to participate in Letters of Credit issued for the amount of the Borrower and any drawings thereunder (each Revolving Lender, an “L/C Participant”; provided that the Issuing Lender shall have no obligation to issue or amend any Letter of Credit if, after giving effect to such issuance or amendment, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Available Revolving Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars, (ii) have a face amount of at least $250,000 (unless otherwise agreed by the Issuing Lender) and (iii) unless the Issuing Lender otherwise consents in writing, expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Revolving Termination Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above). All Existing Letters of Credit shall be deemed, from and after the Closing Date, to be outstanding as a Letter of Credit hereunder and governed by the terms and conditions hereof.

(b) The Issuing Lender shall not at any time be obligated to issue any Letter of Credit (i) if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by any applicable Requirement of Law, or if such Requirement of Law would cause the Issuing Lender or any L/C Participant to be subject to, or incur, any restriction, reserve or capital requirement not applicable on the Closing Date, or loss, cost or expense deemed material in good faith by the Issuing Lender not applicable on the Closing Date, or if such issuance would violate one or more policies of the Issuing Lender applicable to letters of credit generally, or (ii) any Lender is at that time a Defaulting Lender, unless the Issuing Lender has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the Issuing Lender (in its reasonable discretion) with the Borrower or such Lender to eliminate the Issuing Lender’s actual or potential Fronting Exposure (after giving effect to Section 2.22(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the Issuing Lender has actual or potential Fronting Exposure, as it may elect in its reasonable discretion.

3.2 Procedure for Issuance of Letter of Credit. The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender (with a copy to the Administrative Agent), not later than 11:00 A.M., New York City time, at least three Business Days (or such later date and time as the Administrative Agent and the Issuing Lender may agree in a particular instance in their sole discretion) prior to proposed issuance date or date of amendment at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Revolving Lenders, notice of the issuance of each Letter of Credit (including the amount thereof) and the subsequent amendments, if any, of each Letter of Credit (including the amount thereof).

3.3 Fees and Other Charges.

(a) The Borrower will pay a fee (the “Letter of Credit Fee”) on the maximum daily amount available to be drawn under all Letters of Credit at a rate equal to the Applicable Rate then in effect multiplied by the maximum daily amount available to be drawn under such Letters of Credit, shared ratably among the Revolving Lenders in accordance with their respective Revolving Percentages and payable quarterly in arrears on each L/C Fee Payment Date after the issuance date: provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the Issuing Lender pursuant to this Section 3 shall be payable, to the maximum extent permitted by applicable Requirements of Law, to the other Lenders in accordance with the upward adjustments in their respective Revolving Percentages allocable to such Letter of Credit pursuant to Section 2.22(a)(iv), with the balance of such fee, if any, payable to the Issuing Lender for its own account. For purposes of computing the maximum daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.3. In addition, the Borrower shall pay to the Issuing Lender for its own account a fronting fee on the undrawn and unexpired amount of each Letter of Credit issued by it, at the rate per annum specified in the Fee Letter, payable quarterly in arrears on each L/C Fee Payment Date after the issuance date.

(b) In addition to the foregoing fees, the Borrower shall pay or reimburse the Issuing Lender on demand for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

3.4 L/C Participations.

(a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Percentage of the amount of such draft, or any part thereof, that is not so reimbursed (and the Administrative Agent may apply Cash Collateral provided for this purpose).

(b) If any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender within three Business Days after the date such payment is due, then, without limiting the other provisions of this Agreement, such L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, then, without limiting the other provisions of this Agreement, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the Revolving Credit Facility. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral or other collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

3.5 Reimbursement Obligation of the Borrower. The Borrower agrees to reimburse the Issuing Lender on the Business Day next succeeding the Business Day on which the Issuing Lender notifies the Borrower of the date and amount of a draft presented under any Letter of Credit and paid by the Issuing Lender for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment. Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (i) until the Business Day next succeeding the date of the relevant notice, Section 2.9(b) and (ii) thereafter, Section 2.9(c).

3.6 Obligations Absolute. The Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower.

3.7 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower of the date and amount thereof. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.8 Applicability of ISP. Unless otherwise expressly agreed by the Issuing Lender and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each standby Letter of Credit. Notwithstanding the foregoing, the Issuing Lender shall not be responsible to the Borrower for, and the Issuing Lender’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the Issuing Lender required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Requirements of Law or any order of a jurisdiction where the Issuing Lender or the beneficiary is located, the practice stated in the ISP or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

3.9 Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

3.10 Extensions. If the Revolving Termination Date in respect of any tranche of Commitments occurs prior to the expiration of any Letter of Credit (such termination date, the “Earlier Commitment Termination Date”), then (i) on such Earlier Commitment Termination Date, if one or more other tranches of Commitments in respect of which the Revolving Termination Date shall not have occurred are then in effect, with the consent of the Issuing Lender with respect to any outstanding Letter of Credit, such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Lenders to purchase participations therein pursuant to Section 3.4) under (and participated by Lenders pursuant to their respective Percentages with respect to) such later-maturing tranches of Commitments up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Commitments thereunder at such time and (ii) to the extent not reallocated pursuant to the immediately preceding clause (i), the Company shall Cash Collateralize any such Letter of Credit in accordance with Section 2.23. Except to the extent of reallocations of participations pursuant to clause (i) of the immediately preceding sentence, the occurrence of a Letter of Credit Expiration Date with respect to a given tranche of Commitments shall have no effect upon (and shall not diminish) the percentage participations of the Lenders in any Letter of Credit issued before such Letter of Credit Expiration Date.

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

4.1 Financial Condition. The audited consolidated balance sheet of the Borrower as at December 31, 2011, and the related consolidated statements of income and of cash flows for the fiscal year ended on such date (the “Audited Financial Statements”), reported on by and accompanied by an unqualified report from PricewaterhouseCoopers LLP, present fairly in all material respects the consolidated financial condition of the Borrower as at such date, and the consolidated results of its operations and its consolidated cash flows for the fiscal year then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). The Borrower and its Subsidiaries, taken as a whole, had no material Guarantee Obligations, contingent liabilities or liabilities as of the date of the Audited Financial Statements for taxes, and had no material long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the Audited Financial Statements, including footnotes, as at and for such date.

4.2 No Change. Since December 31, 2011, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

4.3 Existence; Compliance with Law. Each of the Borrower and its Subsidiaries is duly organized and validly existing under the laws of the jurisdiction of its organization. The Borrower is in good standing under the laws of the jurisdiction of its organization. Each of the Subsidiaries is in good standing under the laws of the jurisdiction of its organization, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect. Each of the Borrower and its Subsidiaries (a) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (b) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (c) is in compliance with all Requirements of Law except in each case referred to in clauses (a), (b) and (c) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

4.4 Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made or will be obtained or made prior to the Closing Date and each of which will be in full force and effect on the Closing Date, (ii) the filings referred to in Section 4.17 and (iii) except to the extent that failure to obtain any such consent or authorization or make any such filing or notice could not relieve such Loan Party of its obligations under the Loan Documents to which it is a party or could not reasonably be expected to result in a Material Adverse Effect. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of the Borrower or any Subsidiary, except to the extent that such violation could not reasonably be expected to have a Material Adverse Effect, and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents and Liens permitted under Section 7.3). No Requirement of Law or Contractual Obligation applicable to the Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

4.6 Litigation. Except as disclosed in Schedule 4.6, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any Subsidiary or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

4.7 No Default. Neither the Borrower nor any Subsidiary is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect.

4.8 Ownership of Property; Liens. The Borrower and each Subsidiary has title in fee simple to, or a valid leasehold interest in, all its real property necessary or used in the ordinary conduct of its business, and good title to, or a valid leasehold interest in, all its other material property, except such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. None of such real or other material property is subject to any Lien except as permitted by Section 7.3.

4.9 Intellectual Property. Each of the Borrower and its Subsidiaries owns, or is licensed to use, all material Intellectual Property that is reasonably necessary for the current or proposed conduct of its business except to the extent the failure to own or license same could not reasonably be expected to have a Material Adverse Effect, and the use thereof by the Company and its Subsidiaries does not infringe upon the rights of any other Person, except for such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. As of the Closing Date, no material claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Borrower know of any valid basis for any such claim.

4.10 Taxes. Except to the extent that the inaccuracy of this representation and warranty could not reasonably be expected to have a Material Adverse Effect, the Borrower and each Subsidiary has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any such taxes, fees or other charges the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant entity); and, there is no current, or to the knowledge of the Borrower, pending or proposed tax assessments, deficiencies or audits that could reasonably be expected to result in a Material Adverse Effect.

4.11 Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board.

4.12 ERISA. Except as disclosed on Schedule 4.12, neither a material Reportable Event nor a material “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA or for years for which the funding requirements are governed by the Pension Protection Act of 2006, any failure to satisfy the applicable minimum funding standard under Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. Any terminations of Single Employer Plans that have occurred during such five-year period have not resulted in any material liability not promptly provided for in accordance with applicable law, and no Lien in favor of the PBGC or a Plan has arisen during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed to any material extent the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither the Borrower nor any Commonly Controlled Entity maintains or contributes to, or has withdrawn from, any Multiemployer Plan.

4.13 Investment Company Act. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

4.14 Subsidiaries. (a) As of the Closing Date and as of each date a Compliance Certificate is delivered pursuant to Section 6.2(b), Schedule 4.14 sets forth the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (b) as of the Closing Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (except for stock options and other stock-based compensation rights or commitments granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of any Subsidiary other than any Subsidiary which is not directly owned by the Borrower and which is a member or partner of any joint venture the governing documents of which, or documents relating thereto, include provisions relating to the Capital Stock of such Subsidiary.

4.15 Use of Proceeds. The proceeds of the Revolving Loans, and the Letters of Credit, shall be used to refinance Indebtedness existing under the Existing Credit Agreement, and for general corporate purposes of the Borrower and its Subsidiaries to the extent such use is in accordance with this Agreement and not in contravention of any Requirement of Law or any Loan Document.

4.16 Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document, or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading; provided that, with respect to projections and pro forma financial information contained in the materials referenced above the Borrower represents only that they are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made in light of the conditions existing at the time and represented, at the time of delivery, as the best estimate of future financial condition and performance, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. As of the Closing Date, there is no fact known to the Borrower that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

4.17 Security Documents. The Pledge and Security Agreement and the Intellectual Property Security Agreements are each effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the pledged stock and other equity interests described in the Pledge and Security Agreement (used herein as defined in such agreement, the “Pledged Stock”), when, to the extent not previously delivered, stock certificates representing such Pledged Stock (excluding Capital Stock which is Excluded Property) are delivered to the Administrative Agent, and in the case of the other Collateral described in the Pledge and Security Agreement and the Intellectual Property Security Agreements when, to the extent not previously so filed, financing statements and other filings specified on Schedule 4.17 in appropriate form are filed in the offices specified on Schedule 4.17, the Pledge and Security Agreement and the Intellectual Property Security Agreements shall each constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral described in such agreements and the proceeds thereof, as security for the Obligations (as defined in the Pledge and Security Agreement), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 7.3).

4.18 Solvency. The Borrower, both on a standalone basis and taken as a whole with its Subsidiaries, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith will be and will continue to be, Solvent.

4.19 Insurance. All of the material properties of each Loan Party, and, except to the extent that the failure to maintain such insurance could not reasonably be expected to have a Material Adverse Effect, the other Subsidiaries, are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.

SECTION 5. CONDITIONS PRECEDENT

5.1 Conditions to Initial Extension of Credit. In addition to the conditions set forth in Section 5.2, the agreement of each Lender or the Issuing Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a) Credit Agreement; Security Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Administrative Agent, the Borrower and each

Person listed on Schedule 1.1A, together with all schedules and exhibits thereto, (ii) the Guarantee Agreement, together with all schedules thereto, executed and delivered by the Guarantors, (iii) the Pledge and Security Agreement, together with all schedules thereto, executed and delivered by the Borrower and the Guarantors, together with, to the extent not previously delivered to the Administrative Agent, all Pledged Notes and all stock certificates evidencing the Pledged Stock (excluding Capital Stock which is Excluded Property) and corresponding stock transfer powers executed by a Responsible Officer of the Borrower or Subsidiary of the Borrower, as applicable (or arrangements satisfactory to the Administrative Agent and its counsel shall have been made for the delivery thereof), (iv) the Intellectual Property Security Agreements, together with all schedules thereto, executed and delivered by the Borrower and any other applicable Loan Party, and (v) if requested by any Lender, Revolving Notes issued by the Borrower in favor of such Lender.

In the event that any one or more Persons listed on Schedule 1.1A have not executed and delivered this Agreement on the date scheduled to be the Closing Date (each such Person being referred to herein as a “Non-Executing Person”), the condition referred to in clause (i) above shall nevertheless be deemed satisfied if on such date the Borrower and the Administrative Agent shall have designated one or more Persons (the “Designated Lenders”) to assume, in the aggregate, all of the Commitments that would have been held by the Non-Executing Persons (subject to each such Designated Lender’s consent and its execution and delivery of this Agreement). Schedule 1.1A shall automatically be deemed to be amended to reflect the respective Commitments of the Designated Lenders and the omission of the Non-Executing Persons as Lenders hereunder.

(b) Payment Under Existing Credit Agreement. The Indebtedness outstanding under the Existing Credit Agreement shall have been prepaid (including with cash proceeds of the initial Revolving Loans) in full and the Existing Credit Agreement shall have been terminated.

(c) Approvals. All governmental and third party approvals necessary in connection with the continuing operations of the Group Members and the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the financing contemplated hereby.

(d) Fees. The Lenders, the Administrative Agent and the Joint Lead Arrangers shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date. All such amounts may be paid with proceeds of Loans made on the Closing Date and may be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

(e) Closing Certificates. The Administrative Agent shall have received by the Closing Date certificates (or as to specific certified charter documents or good standing certificates to the extent consented to in writing by the Administrative Agent, such later date as consented to in writing by the Administrative Agent, which consents shall not be unreasonably withheld) dated the Closing Date, each in form and substance reasonably satisfactory to the Administrative Agent, with appropriate insertions and attachments (to include, without limitation, resolutions, incumbency certificates and such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, that the Borrower and each Loan Party is validly existing and in good standing and that the Borrower is qualified to engage in business in the State of New York, in each case, in form and substance reasonably satisfactory to the Administrative Agent).

(f) Legal Opinions. The Administrative Agent shall have received (i) the legal opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, and (ii) the legal opinion of Stancil Barton, general counsel of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent. Such legal opinions shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

(g) Insurance. The Administrative Agent shall have received (and confirmed such receipt to the Lenders) insurance certificates and endorsements and/or declarations pages to the insurance policies evidenced by such certificates naming the Administrative Agent on behalf of the Lenders as an additional insured or loss payee, as the case may be, evidencing that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect.

(h) Security. The Administrative Agent shall have received (A) proper financing statements in form appropriate for filing under the Uniform Commercial Code in each jurisdiction of organization of each Loan Party, and (B) satisfactory evidence (to include without limitation, copies of financing statements and other filings, lien and intellectual property search results, a duly-executed payoff letter and a duly-executed diligence questionnaire and perfection certificate) that the Administrative Agent (on behalf of the Lenders) shall have a valid and perfected first priority (subject to Liens permitted under Section 7.3) lien and security interest in the Collateral described in each of the Pledge and Security Agreement and the Intellectual Property Security Agreements.

(i) No Material Adverse Effect, etc. The Administrative Agent shall have received a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 5.1 and 5.2 have been satisfied or waived in writing, provided that such Responsible Officer of the Borrower makes such certification only to the extent such conditions can be satisfied by the actions or statements of the Borrower or any of its Subsidiaries and makes no such certification with respect to the Administrative Agent or any Lender, (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have a Material Adverse Effect, (C) there is no action, suit, investigation or proceeding pending, or to the knowledge of the Borrower, threatened in any court or before any arbitrator or any Governmental Authority that could reasonably be expected to have a Material Adverse Effect.

Without limiting the generality of the provisions of Section 9.4, for purposes of determining compliance with the conditions specified in this 5.1, each Lender that has signed this Agreement and released its signature pages shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter, if any, required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

5.2 Conditions to Each Extension of Credit. The agreement of each Lender to make a Loan requested to be made by it on any date (including on the Closing Date) and the issuance, increase in the stated amount of, or extension of a Letter of Credit is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents, shall be true and correct in all material respects on and as of such date as if made on and as of such date, except that (i) to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct as of such earlier date, (ii) for purposes of this Section 5.2, the representations and warranties as to the Audited Financial Statements contained in Section 4.1 shall be deemed to refer to the most recent statements furnished pursuant to subsection (a) of Section 6.1 and (iii) if a representation and warranty is qualified as to materiality, the materiality qualifier set forth in this Section 5.2(a) shall be disregarded with respect to such representation and warranty for purposes of this condition.

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing of Loans by and issuance, request for amendment or extension of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

SECTION 6. AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall and shall cause each of its Subsidiaries to:

6.1 Financial Statements. Furnish to the Administrative Agent for distribution to each Lender:

(a) within five (5) Business Days after the date of submission to the SEC (for so long as the Borrower is subject to the reporting requirements of the Exchange Act), but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year and accompanied by a report prepared in accordance with generally accepted auditing standards and without a “going concern” or like qualification or exception (other than a qualification related to the maturity of the Loans at the Revolving Termination Date), or qualification arising out of the scope of the audit, by PricewaterhouseCoopers LLP or other independent certified public accountants of nationally recognized standing; and

(b) within five (5) Business Days after the date of submission to the SEC (for so long as the Borrower is subject to the reporting requirements of the Exchange Act), but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

6.2 Certificates; Other Information. Furnish to the Administrative Agent for distribution to each Lender (or, in the case of subsection (g), to the relevant Lender):

(a) concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default under Section 7.1 herein, except as specified in such certificate;

(b) concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer’s knowledge, such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, (x) a Compliance Certificate containing all information and calculations necessary for determining compliance by each Group Member with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be, and (y) an updated Schedule 4.14, and to the extent not previously disclosed to the Administrative Agent, any change in the jurisdiction of organization of the Borrower or any Guarantor or any change in its name during the period covered by such financial statements;

(c) no later than 45 days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto), and, promptly after becoming available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;

(d) within 45 days after the end of each of the first three fiscal quarters of the Borrower and within 90 days at the end of each fiscal year, in each case to the extent that the Borrower is not filing a report on form 10-Q or 10-K for such period, a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Subsidiaries for such fiscal period, with relevant comparisons;

(e) within 45 days after the end of each fiscal quarter of the Borrower, a summary in reasonable detail of Permitted Acquisitions completed during such fiscal quarter, describing each such entity and the consideration (including deferred consideration) paid in respect thereof;

(f) promptly after the same are available for distribution, copies of each annual report, proxy or financial statement or other material report or communication sent to the stockholders of the Borrower, and copies of all material reports and registration statements, in each case which the Borrower is required to file with the SEC under Section 13 or 15(d) of the Exchange Act, and not otherwise required to be delivered to the Administrative Agent pursuant hereto; and

(g) promptly, such additional financial and other information as the Administrative Agent, on its own behalf or on behalf of any Lender, may from time to time reasonably request.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or MLPFS will make available to the Lenders and the Issuing Lender materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower, its Affiliates or their respective securities, and who may be engaged in investment and other market-related activities with respect to such Person’s securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Joint Lead Arrangers, the Issuing Lender and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.14); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Joint Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

6.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, and cause each of the Borrower’s Subsidiaries to so pay, discharge or otherwise satisfy, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member, except to the extent that failure to comply with this Section 6.3 could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.4 Maintenance of Existence; Compliance.

(a) (i) Preserve, renew and keep in full force and effect its organizational existence, and cause each of the Borrower’s Subsidiaries to so preserve, renew and keep in full force and effect its organization existence, and (ii) take all reasonable action to maintain, and cause each of Borrower’s Subsidiaries to maintain, all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 or 7.5 and except, in the case of clauses (i) and (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(b) comply with all Contractual Obligations and Requirements of Law, and cause each of Borrower’s Subsidiaries to so comply, except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect;

(c) from and after the Closing Date, refrain from entering into, and cause each Group Member to refrain from entering into, any Management Agreement or other agreement between such Group Member and any other Group Member or any Affiliate of any Group Member which would prohibit any Subsidiary from (i) taking any actions required under Section 6.8 or (ii) require the consent of any party (other than the Borrower) to the taking of any actions required under Section 6.8; and

(d) after the occurrence and during the continuance of an Event of Default, if the Administrative Agent shall so request in writing, the Borrower shall cause its Subsidiaries (other than Excluded Foreign Subsidiaries) to (i) make cash distributions to the Borrower (based upon the Borrower’s proportionate share of its direct or indirect equity therein) no less frequently than monthly in an amount no less than the aggregate amount of cash and Cash Equivalents held by its Subsidiaries (excluding $10,000,000 in the aggregate) to the extent the Borrower and such Subsidiaries are not prohibited from doing so under applicable law, provided that cash and Cash Equivalents in any deposit or investment account owned by a Guarantor may be retained by such Guarantor and shall not be required under this Section 6.4(d) to be distributed to the Borrower if at such time (x) the Administrative Agent has received a fully executed account control agreement reasonably satisfactory to the Administrative Agent in form and substance covering such account or (y) if an account control agreement is not required to be delivered to the Administrative Agent pursuant to subsection (i), (ii) or (iii) of the proviso in Section 4.12 of the Pledge and Security Agreement, and (ii) to the extent there are legally available funds, pay in full the outstanding amounts of accounts payable owed to the Borrower by NFP Securities, Inc. from time to time no less frequently than monthly and by its other Subsidiaries consistent with past practices.

6.5 Maintenance of Property; Insurance. (a) Keep, and cause all of Borrower’s Subsidiaries to keep, all material property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and

(b) maintain, and cause each of Borrower’s Subsidiaries to maintain, with financially sound and reputable insurance companies insurance on all its material property and businesses in at least such amounts and against at least such risks (but including in any event public liability, casualty and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business, subject to deductibles and retainages as the Borrower reasonably believes to be appropriate, except, with respect to each Subsidiary that is not a Loan Party, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.6 Inspection of Property; Books and Records; Discussions.

(a) Keep proper books and records and accounts in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all material dealings and transactions in relation to its business and activities; and

(b) permit representatives of the Administrative Agent (who may or may not be accompanied by one or more Lenders) to visit and inspect the Borrower’s properties and examine and make abstracts from any of the books and records of the Borrower and its Subsidiaries at any reasonable time upon appropriate notice and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers and employees of the Borrower and with its independent certified public accountants; provided, however, that (i) absent the occurrence and continuance of an Event of Default, any inspections shall be limited to one per fiscal year, and (ii) if an Event of Default shall have occurred and be continuing, any inspection shall be at the cost and expense of the Borrower.

6.7 Notices. Promptly give notice to the Administrative Agent, for distribution to the Lenders, of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, could reasonably be expected to have a Material Adverse Effect;

(c) any litigation or proceeding affecting any Group Member which is likely to have a Material Adverse Effect;

(d) the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan in all cases other than in connection with terminations, withdrawals, proceedings or other events related to Subsidiaries acting in contemplation of joining Borrower Plans; provided that such terminations, withdrawals, proceedings or other events do not involve or create any material liability for the Borrower;

(e) to the extent not disclosed in any report filed with the SEC, any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary;

(f) (i) any development or event that has had or could reasonably be expected to have a Material Adverse Effect, (ii) any material notices given to the holders of the 2010 Convertible Notes, or to the holders of other Indebtedness in excess of $15,000,000 in principal amount incurred under Section 7.2(b), (iii) a conversion payment or Designated Event Repurchase Payment to any holder of the 2010 Convertible Notes prior to the 2010 Convertible Notes Maturity Date at least ten days prior to the making of such conversion payment or Designated Event Repurchase Payment, or (iv) a conversion payment or a Designated Event Repurchase Payment (or other similar payment upon the occurrence of similar events) to any holder of other Indebtedness in excess of $15,000,000 in principal amount incurred under Section 7.2(b) at least ten days prior to the making of such conversion payment or Designated Event Repurchase Payment (or other similar payment); and

(g) any change to an existing Management Agreement, other than in connection with a Disposition of the relevant Subsidiary or the elimination of the Management Agreement, that may reasonably be expected to reduce base earnings under such existing Management Agreement by more than $5,000,000.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

6.8 Additional Collateral, etc.

(a) Subject to clause (d) below, upon the formation or the acquisition of any new direct or indirect Subsidiary (excluding any Excluded Domestic Subsidiary, Excluded Foreign Subsidiary, any Subsidiary that is held directly or indirectly by an Excluded Foreign Subsidiary, or, subject to the provisions of Section 6.8(e) below, any Broker-Dealer Subsidiary), or upon the occurrence of any Excluded Domestic Subsidiary acquired as an Investment under Section 7.7(k) becoming or required to be included in the definition of “Material Subsidiary” in order for the Borrower to comply with such definition, the Borrower shall, at the Borrower’s expense:

(i) on or before the date on which the Compliance Certificate in the immediately succeeding fiscal quarter is due (the “Compliance Certificate Delivery Date”) (but within 15 days after such formation or acquisition if an Event of Default exists), cause such Subsidiary to duly execute and deliver to the Administrative Agent (with a copy to counsel to the Administrative Agent) a supplement to the Guarantee Agreement or, with respect to any Broker-Dealer Subsidiary, a Limited Guarantee Agreement or supplement thereto, as applicable, in form and substance reasonably satisfactory to the Administrative Agent, guaranteeing the other Loan Parties’ obligations under the Loan Documents,

(ii) on or before the Compliance Certificate Delivery Date (but within 15 days after such formation or acquisition if an Event of Default exists), furnish to the Administrative Agent a description of the real and personal properties of such Subsidiary, in detail reasonably satisfactory to the Administrative Agent,

(iii) on or before the Compliance Certificate Delivery Date (but within 15 days after such formation or acquisition if an Event of Default exists), cause such Subsidiary to duly execute and deliver to the Administrative Agent (with a copy to counsel to the Administrative Agent) deeds of trust, trust deeds, deeds to secure debt, mortgages, supplements to the Pledge and Security Agreement and, to the extent necessary or advisable in the Administrative Agent’s reasonable opinion, other Security Documents, as reasonably requested by and in form and substance reasonably satisfactory to the Administrative Agent, securing payment of all the obligations of the other Loan Parties and of such Subsidiary or such parent, as the case may be, under the Loan Documents and constituting Liens on all such real and personal properties; provided however that (1) the execution, delivery and recordation of deeds of trust, mortgages and similar documents granting a lien on real property interests and (2) the execution and delivery of landlord waivers and access agreements shall, in each case, be required only after the occurrence and during the continuance of an Event of Default;

(iv) on or before the Compliance Certificate Delivery Date (but within 15 days after such formation or acquisition if an Event of Default exists), cause such Subsidiary (A) to deliver to the Administrative Agent its organizational documents and, if requested by the Administrative Agent, an officer’s certificate in form and substance reasonably satisfactory to the Administrative Agent, and (B) (if it has not already done so) to take whatever action (including, the filing of Uniform Commercial Code financing statements, the giving of notices, the endorsement of notices on title documents, the delivery of all certificates evidencing Pledged Stock (excluding Capital Stock which is Excluded Property) and Pledged Notes (as defined in the Pledge and Security Agreement), and after the occurrence and during of an Event of Default, the recording of mortgages) may be necessary or advisable in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the deeds of trust, trust deeds, deeds to secure debt, mortgages, supplements to Pledge and Security Agreement and Security Documents delivered pursuant to this Section 6.8, enforceable against all third parties in accordance with their terms,

(v) within 60 days after the reasonable request of the Administrative Agent, deliver to the Administrative Agent a signed copy of a favorable opinion, addressed to the Administrative Agent and the Lenders, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to the matters contained in clauses (i), (iii) and (iv) above, and as to such other matters as the Administrative Agent may reasonably request, and

(vi) as promptly as practicable after such formation or acquisition, deliver, upon the reasonable request of the Administrative Agent after the occurrence and continuance of an Event of Default, to the Administrative Agent with respect to each parcel of real property owned or held by the entity that is the subject of such formation or acquisition title reports, surveys and engineering, soils and other reports, and environmental assessment reports, each in scope, form and substance reasonably satisfactory to the Administrative Agent, provided, however, that to the extent that any Loan Party or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such real property, such items shall, promptly after the receipt thereof, be delivered to the Administrative Agent.

(b) Subject to clause (d) below, upon the acquisition of any property by any Loan Party, if such property, in the reasonable judgment of the Administrative Agent, shall not already be subject to a perfected first priority security interest in favor of the Administrative Agent for the benefit of the Secured Parties, then the Borrower shall, at the Borrower’s expense and upon the Administrative Agent’s request:

(i) on or before the Compliance Certificate Delivery Date (but within 15 days after such acquisition if an Event of Default exists), furnish to the Administrative Agent a description of the property so acquired in detail reasonably satisfactory to the Administrative Agent,

(ii) on or before the Compliance Certificate Delivery Date (but within 15 days after such acquisition if an Event of Default exists), cause the applicable Loan Party to duly execute and deliver to the Administrative Agent deeds of trust, trust deeds, deeds to secure debt, mortgages, supplements to the Pledge and Security Agreement and, to the extent necessary or advisable in the Administrative Agent’s reasonable opinion, other Security Documents, as reasonably requested by and in form and substance reasonably satisfactory to the Administrative Agent, securing payment of all the Obligations of the applicable Loan Party under the Loan Documents and constituting Liens on all such properties; provided however that (1) the execution, delivery and recordation of deeds of trust, mortgages and similar documents granting a lien on real property interests and (2) the execution and delivery of landlord waivers and access agreements shall, in each case, be required only upon the request of the Administrative Agent after the occurrence and during the continuance of an Event of Default,

(iii) on or before the Compliance Certificate Delivery Date (but within 15 days after such acquisition if an Event of Default exists), cause the applicable Loan Party to take whatever action (including the filing of UCC financing statements, the giving of notices, the endorsement of notices on title documents, the delivery of all certificates evidencing Pledged Stock (excluding Capital Stock which is Excluded Property) and Pledged Notes, and after the occurrence and during of an Event of Default, the recording of mortgages) may be necessary or advisable in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on such property, enforceable against all third parties,

(iv) within 60 days after the reasonable request of the Administrative Agent, deliver to the Administrative Agent a signed copy of a favorable opinion, addressed to the Administrative Agent and the Lenders, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to the matters contained in clauses (ii) and (iii) above and as to such other matters as the Administrative Agent may reasonably request, and

(v) as promptly as practicable after any acquisition of any material interest in real property, deliver, upon the reasonable request of the Administrative Agent after the occurrence and continuance of an Event of Default, to the Administrative Agent with respect to such real property title reports, surveys and engineering, soils and other reports, and environmental assessment reports, each in scope, form and substance reasonably satisfactory to the Administrative Agent, provided, however, that to the extent that any Loan Party or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such real property, such items shall, promptly after the receipt thereof, be delivered to the Administrative Agent,

(c) At any time upon reasonable request of the Administrative Agent, promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent may reasonably deem necessary or desirable in obtaining the full benefits of, or (as applicable) in perfecting and preserving the Liens of, such guaranties, deeds of trust, trust deeds, deeds to secure debt, mortgages, supplements to the Pledge and Security Agreement and other security and pledge agreements.

(d) Notwithstanding anything herein or in any other Loan Document to the contrary, neither the Borrower nor any of its Subsidiaries (i) shall be required to grant or perfect a security interest in favor of the Administrative Agent for the benefit of the Secured Parties in Excluded Property, and (ii) at any time prior to the occurrence and the continuance of an Event of Default shall be required to grant or perfect a security interest in favor of the Administrative Agent for the benefit of the Secured Parties in (A) fee interests in any real property with a fair market value not in excess of $2,500,000, and (B) any leasehold interests in real property with a fair market value not in excess of $5,000,000 individually.

(e) If, at any time, the Borrower’s Advisor Services Group (“ASG”) business segment accounts for more than 20% of EBITDA of the Borrower and its Subsidiaries, on a consolidated basis, for the period of four consecutive fiscal quarters then most recently ended (as reported and described in the Borrower’s form 10-Q and 10-K filings with the SEC, including as to calculation of EBITDA), then the Borrower shall so notify the Administrative Agent as part of the Compliance Certificate delivered pursuant to Section 6.2(b) hereof, and shall, within 15 days of the date such Compliance Certificate was required to have been delivered, cause NFP Securities, Inc. and any other then-existing Broker-Dealer Subsidiary to execute and deliver to the Administrative Agent (i) a Limited Guarantee Agreement, and (ii) such other customary certificates, documents, consents, evidence of corporate authority, and opinions in connection with such Limited Guarantee Agreement as the Administrative Agent may reasonably request, all in form, content and scope reasonably satisfactory to the Administrative Agent.

SECTION 7. NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

7.1 Financial Condition Covenants.

(a) Consolidated Leverage Ratio. On the last day of each fiscal quarter of the Borrower (commencing with the fiscal quarter ended December 31, 2012), permit the Consolidated Leverage Ratio for the period of four consecutive fiscal quarters ending on such date to exceed 3.0:1.0.

(b) Consolidated Fixed Charge Coverage Ratio. On the last day of each fiscal quarter of the Borrower (commencing with the fiscal quarter ended December 31, 2012), permit the Consolidated Fixed Charge Coverage Ratio for the period of four consecutive fiscal quarters of the Borrower ending on such date to be less than 1.5:1.0.

7.2 Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a) with respect to the Borrower and its Subsidiaries:

(i) Indebtedness of any Loan Party pursuant to any Loan Document;

(ii) (A) Indebtedness of a Loan Party to a Loan Party; (B) Indebtedness of a Loan Party to a Non-Loan Party, provided that such Indebtedness shall not be permitted to be repaid (x) if an Event of Default shall have occurred under Section 8.1(f)(i) or Section 8.1(f)(ii) or (y) upon notice from the Administrative Agent to the Loan Parties after the occurrence and during the continuance of any other Event of Default; (C) Indebtedness of any Non-Loan Party to any other Non-Loan Party; and (D) Indebtedness, subject in all respects to Section 7.7(k), of any Non-Loan Party to a Loan Party;

(iii) Guarantee Obligations incurred in the ordinary course of business by the Borrower or any of its Subsidiaries of Indebtedness otherwise permitted hereunder (other than under Section 7.2(b));

(iv) Hedge Agreements and, provided that no Default or Event of Default shall have occurred and be continuing at the time of the incurrence thereof, Permitted Convertible Note Hedges, in each case in respect of Indebtedness otherwise permitted hereby, so long as such agreements are not entered into for speculative purposes;

(v) Permitted Acquisition Indebtedness in an aggregate amount of up to $5,000,000 incurred per fiscal year;

(vi) earnout and other contingent consideration obligations and deferred purchase price obligations in connection with Permitted Acquisitions, Permitted Management Contract Buyouts, Permitted Producer Compensation Buyouts and acquisitions pursuant to Section 7.7(o);

(vii) Indebtedness outstanding on the date hereof and listed on Schedule 7.2(a) and any refinancings, refundings, renewals or extension thereof (without increasing the principal amount or shortening the final maturity thereof);

(viii) Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.3(g) in an aggregate principal amount not to exceed $30,000,000 at any one time outstanding;

(ix) Indebtedness in aggregate principal amount not in excess of $10,000,000 consisting of the financing of insurance premiums in the ordinary course of business; and

(x) Indebtedness in the form of bids, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business.

(b) in addition to the foregoing, with respect to the Borrower only, up to $300,000,000 in the aggregate principal amount outstanding in:

(i) Indebtedness in respect of the 2010 Convertible Notes and any unsecured refinancing thereof that meets the requirements of the proviso under Section 7.2(b)(ii); provided that to the extent the principal amount of any such refinancing Indebtedness (as determined as of the date of the incurrence of such Indebtedness in accordance with GAAP) exceeds the principal amount of the 2010 Convertible Notes being refinanced thereby, such excess Indebtedness must be permitted in accordance with the terms of this Section 7.2(b); and

(ii) unsecured Indebtedness or unsecured Subordinated Indebtedness; provided that, (A) no Default or Event of Default exists at the time of incurrence thereof, or under the Consolidated Leverage Ratio on a pro forma basis after giving effect to such Indebtedness as if incurred on the last day of the most recently ended four-quarter period for which financials have been delivered under Section 6.1, unless such Indebtedness has been consented to by the Required Lenders, and (B) any such unsecured refinancing Indebtedness under Section 7.2(b)(i) and unsecured Indebtedness or unsecured Subordinated Indebtedness under this Section 7.2(b)(ii) (1) shall have no scheduled amortization payments or a final maturity prior to the date occurring six months after the Latest Revolving Termination Date as in effect at the time of incurrence of such Indebtedness under this Section 7.2(b), (2) the material terms of such Indebtedness shall be on customary market terms or terms more favorable to the Borrower at the time of incurrence thereof, as reasonably determined by a Responsible Officer in good faith, and (3) shall contain provisions with respect to covenants, defaults and remedies that are not more restrictive (taken as a whole) than those contained in this Agreement and the other Loan Documents, as reasonably determined by a Responsible Officer in good faith; provided, further that clauses (1), (2), and (3) above shall not apply to unsecured Indebtedness up to $20,000,000 in the aggregate.

(c) in addition to the foregoing, with respect to all of the Subsidiaries taken together, Indebtedness to third parties that are not Group Members in an aggregate principal amount, which when aggregated with the outstanding principal amount of Indebtedness of Subsidiaries incurred pursuant to Section 7.3(g) (including, without limitation, Capital Lease Obligations but excluding, without limitation all operating leases entered into in the ordinary course of business), does not exceed $50,000,000.

7.3 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a) Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 60 days or that are being contested in good faith by appropriate proceedings;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) easements, covenants, conditions, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(f) Liens in existence on the date hereof listed on Schedule 7.3(f) and any renewals or extensions thereof, provided that no such Lien is spread to cover any additional property after the Closing Date and that the amount of obligations secured thereby is not increased;

(g) Liens securing Indebtedness of the Borrower or any other Subsidiary incurred pursuant to Sections 7.2(a)(viii) or 7.2(c)(ii) to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness (other than after-acquired title in or on such property and proceeds of the existing collateral in accordance with the instrument creating such Lien) and (iii) the amount of Indebtedness secured thereby is not increased;

(h) Liens created pursuant to the Security Documents;

(i) Liens on the property of the Borrower or any of its Subsidiaries, as a tenant under a lease or sublease entered into in the ordinary course of business by such Person, in favor of the landlord under such lease or sublease, securing the tenant’s performance under such lease or sublease, to the extent such Liens arise in favor of the landlord under applicable statutory law and not waived by the landlord;

(j) Liens in connection with Indebtedness permitted by Section 7.2(a)(iv);

(k) Liens on the related insurance policy and unearned premiums securing Indebtedness permitted under Section 7.2(a)(ix);

(l) Liens securing judgments for the payment of money or surety or appeal bonds, in each case not constituting an Event of Default under Section 8.1(h);

(m) Liens arising from precautionary Uniform Commercial Code financing statement filings with respect to operating leases or consignment arrangements entered into by the Borrower or any of its Subsidiaries in the ordinary course of business;

(n) rights of setoff and banker’s liens incurred in the ordinary course of business in favor of a financial institution that encumber deposits and are within the general parameters customary in the banking industry and not securing Indebtedness to such financial institution;

(o) Liens on assets of a Group Member securing up to $5,000,000 in the aggregate as to all Liens under this Section 7.3(o); and

(p) Liens on property of a Person (i) existing at the time such Person is acquired or merged with or into or consolidated with any Group Member or becomes a Subsidiary of the Borrower or such Person’s rights are acquired by any Group Member, in each case pursuant to a Permitted Acquisition, Permitted Management Contract Buyout, Permitted Producer Compensation Buyout or an

acquisition under Section 7.7(o) by such Group Member; provided that (A) such Liens were not created in contemplation of such merger, consolidation or Investment and do not extend to any assets other than those of the Person merged into or consolidated with the Borrower or such Subsidiary or acquired by the Borrower or such Subsidiary, (B) the applicable Indebtedness, if any, secured by such Lien is permitted under Section 7.2(a), and (C) such Lien does not encumber any property other than the property subject to such Lien at the time such Person becomes a Subsidiary or such property is acquired, and (ii) any renewals, replacements or extensions thereof; provided that the property covered thereby is not increased and the amount secured or benefitted thereby is not increased.

7.4 Fundamental Changes.

(a) Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(i) (A) any Subsidiary of the Borrower may be merged or consolidated with or into any Loan Party (other than a Limited Guarantor), and (B) any Non-Loan Party (other than any Broker-Dealer Subsidiary) may be merged or consolidated with or into any other Non-Loan Party;

(ii) any Loan Party (other than the Borrower) may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other Loan Party (other than a Limited Guarantor);

(iii) (A) any Non-Loan Party may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to a Loan Party, and (B) any Non-Loan Party (other than any Broker-Dealer Subsidiary) may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to another Non-Loan Party;

(iv) any Group Member may consummate any transaction to the extent it would be permitted as an Investment under Section 7.7;

(v) any Group Member may Dispose of assets to the extent permitted by Section 7.5;

(vi) any Subsidiary of the Borrower may be liquidated, wound up or dissolved; provided that (A) if such Subsidiary is a Loan Party or a Broker-Dealer Subsidiary, its assets are transferred to a Loan Party (other than a Limited Guarantor), and (B) if such Subsidiary is a Non-Loan Party (other than a Broker-Dealer Subsidiary), its assets are transferred to a Loan Party or a Non-Loan Party; and

(vii) any Limited Guarantor, Broker-Dealer Subsidiary or Excluded Broker-Dealer may dispose of all or substantially all of its assets to, or merge or consolidate with and into, NFP Securities, Inc. (provided NFP Securities, Inc. shall be the continuing or surviving corporation) and any Limited Guarantor, Broker-Dealer Subsidiary or Excluded Broker-Dealer may be liquidated, wound up or dissolved; provided that all of its assets are transferred to a Loan Party or to NFP Securities, Inc.;

provided, however, that in any merger or consolidation permitted by this Section 7.4 involving the Borrower, the Borrower shall be the surviving party, and in any merger or consolidation permitted by this Section 7.4 involving any other Loan Party and not the Borrower, the surviving party shall be a Loan Party.

(b) Without limiting the foregoing or any other provisions of this Agreement, (i) elect to make distributions described in Section 10.01(b) of the 2010 Convertible Notes Indenture or any similar provision of other convertible notes which would permit the holders thereof to surrender its Indebtedness for conversion, or (ii) elect to engage in any event which constitutes a “Fundamental Change” under the 2010 Convertible Notes Indenture or a similar event described under any other Indebtedness which would permit the holders thereof to surrender such Indebtedness for conversion or permit the holders thereof to require the repurchase of such Indebtedness; provided that to the extent less than $15,000,000 of aggregate principal amount of Indebtedness would be affected, no violation of this Section 7.4(b) will be deemed to have occurred.

7.5 Disposition of Property. Subject to Section 10.1(iii), without the prior written consent of the Required Lenders (not to be unreasonably withheld), dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a) the Disposition of used, obsolete, worn out or surplus property in the ordinary course of business or the abandonment or other Disposition of Intellectual Property that is, in the reasonable judgment of the Borrower, no longer useful in the conduct of Business of the Borrower, taken as a whole;

(b) the sale of inventory in the ordinary course of business;

(c) Dispositions permitted by Sections 7.4(a)(ii) and 7.4(a)(iii) and other Dispositions between Group Members in the ordinary course of business not described in Sections 7.4(a)(ii) or (a)(iii); provided that to the extent any Disposition is between a Loan Party or a Broker-Dealer Subsidiary and a Non-Loan Party, such Disposition (i) is on fair and reasonable terms substantially as favorable to such Loan Party as would be obtainable in a comparable arm’s length transaction with a Person other than an Affiliate, or (ii) such Disposition must comply with Section 7.7(k) as an Investment;

(d) the sale, issuance or other transfer of any Subsidiary’s Capital Stock to the Borrower or any Wholly Owned Subsidiary, provided that in the event of a transfer of the Capital Stock of any Subsidiary which is pledged under the Pledge and Security Agreement, the transferee of such Capital Stock (if such transferee is not the Borrower) becomes or is a party to the Guarantee Agreement as a guarantor thereunder and to the Pledge and Security Agreement as grantor thereunder of such Capital Stock;

(e) the Disposition of any aircraft or interests in any aircraft;

(f) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably and promptly applied to the purchase price of such replacement property in accordance with the terms hereof and such replacement property is made subject to the Lien of the Security Documents in accordance with Section 6.8 hereof to the extent such original property was Collateral or required to be Collateral;

(g) Dispositions of Cash Equivalents in the ordinary course of business;

(h) Dispositions consisting of leases or subleases of real or personal property not constituting Indebtedness and not constituting sale-leaseback transactions, in each case in the ordinary course of business; and

(i) the Disposition of other property, including the Capital Stock or assets of any Subsidiary, having a fair market value (or to the extent the Disposition is to a Manager, former Manager or a Group Member, book value) not to exceed $100,000,000 in the aggregate for Dispositions under this Section 7.5(i) during the term of this Agreement (with such amount being calculated to be the net of any reinvestment of the Net Cash Proceeds of any such Disposition within 365 days of such Disposition).

7.6 Restricted Payments; Payments of Certain Indebtedness. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member (other than the cash settlement of vested equity incentive awards granted by the Borrower to current or former officers, directors, employees, independent contractors or Managers of Group Members and the net settlement of payroll taxes incurred upon the vesting or exercise of such vested equity incentive awards), whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”) or make any payments on Indebtedness (other than interest or fees) permitted under Section 7.2(b) prior to the maturity thereof, except that:

(a) the Borrower will be permitted to make Restricted Payments (other than repurchases of its Capital Stock) and repurchases of and payments on Indebtedness permitted under Section 7.2(b), so long as (i) both before and after giving effect to any such Restricted Payment, repurchase or payment, no Default or Event of Default shall have occurred and be continuing on a pro forma basis (as if such Restricted Payment, repurchase or payment had been made on the last day of the most recent fiscal quarter of the Borrower for which the Administrative Agent shall have received from the Borrower all financial statements required to be delivered pursuant to Section 6.1 and not otherwise past due), and (ii) after giving effect to any such Restricted Payment, repurchase or payment, Minimum Liquidity shall be not less than $50,000,000;

(b) any Subsidiary may make Restricted Payments to a Group Member based upon the Capital Stock it holds in such Subsidiary, on the one hand, and the other holders of its Capital Stock, on the other hand, on a basis no less favorable to such Group Member than a ratable basis according to the holdings of such Capital Stock;

(c) any Subsidiary may make Restricted Payments in respect of any purchase, redemption, defeasance, retirement or other acquisition of its Capital Stock in connection with a Disposition of such Subsidiary permitted by Section 7.5 hereof;

(d) the Borrower or any Subsidiary may make Restricted Payments in respect of any non-cash purchase of the Borrower’s Capital Stock in connection with a Disposition permitted by Section 7.5 hereof or a restructuring of a Subsidiary pursuant to a Management Agreement amendment in a manner that does not violate Section 7.14 hereof;

(e) the Borrower or any Subsidiary may make Restricted Payments in respect of acquisitions of the Borrower’s Capital Stock in exchange for the forgiveness of debt (including without limitation monthly advances) of any Manager, provided that the aggregate face value of such forgiveness of debt does not exceed $30,000,000 on and after the Closing Date;

(f) the Borrower may make (i) purchases or repayments of the 2010 Convertible Notes with its Capital Stock (including cash payments in lieu of fractional shares), and (ii) without limiting the foregoing clause (i), Designated Event Repurchase Payments upon a Termination of Trading (as defined in the 2010 Convertible Notes Indenture) or conversion payments when due under the 2010 Convertible Notes prior to the 2010 Convertible Notes Maturity Date so long as no Default or Event of Default exists prior to or after giving effect thereto; provided that the Borrower shall not make cash conversion payments or Designated Event Repurchase Payments when due under the 2010 Convertible Notes pursuant to this clause (ii) upon the occurrence of (1) a Trading Price Condition (as defined in the 2010 Convertible Notes Indenture) or (2) a Termination of Trading unless (A) no Default or Event of Default exists prior to or after giving effect thereto, (B) in the case of conversion payments upon the occurrence of a Trading Price Condition (the cash portion of such conversion payments, the “2010 Trading Price Cash Payments”), after giving effect to such 2010 Trading Price Cash Payments, if the aggregate amount of all such 2010 Trading Price Cash Payments under this Section 7.6(f) paid on or after the Closing Date exceeds $20,000,000, the Borrower shall have no less than $50,000,000 in Minimum Liquidity determined on a consolidated basis, after giving effect to such 2010 Trading Price Cash Payments, and (C) in the case of conversion payments or Designated Event Repurchase Payments upon the occurrence of a Termination of Trading (the cash portion of such conversion payments and Designated Event Repurchase Payments, the “2010 Trading Termination Cash Payments”), after giving effect to such 2010 Trading Termination Cash Payments, if the aggregate amount of all such 2010 Trading Termination Cash Payments under this Section 7.6(f) paid on or after the Closing Date exceeds $20,000,000, the Borrower shall have no less than $50,000,000 in Minimum Liquidity determined on a consolidated basis, after giving effect to such 2010 Trading Termination Cash Payments;

(g) the Borrower may make any delivery or payment (i) in connection with, or as part of, the termination or settlement of any Permitted Warrant, (ii) in connection with entering into a Permitted Convertible Note Hedge, and (iii) in connection with replacement of any existing Permitted Convertible Note Hedge with a substantially similar Permitted Convertible Note Hedge;

(h) the Borrower may make payments on Indebtedness permitted under Section 7.2(b) with proceeds of Indebtedness to the extent permitted hereunder and incurred to refinance such Indebtedness and, if applicable, may make payments on such refinancing Indebtedness in the form of convertible notes on conditions and limitations substantially similar to those specified in Section 7.6(f); and

(i) the Borrower may make purchases or repurchases of its Capital Stock so long as (A) both before and after giving effect to any such purchase or repurchase, no Default or Event of Default shall have occurred and be continuing, (B) both before and after giving effect to any such purchase or repurchase, on a pro forma basis, the Consolidated Leverage Ratio for the most recently completed period of four consecutive fiscal quarters for which financial statements have been furnished pursuant to Section 6.1 shall not exceed 2.25:1.0, (as if such repurchase had been made on the last day of the most recent fiscal quarter of the Borrower for which the Administrative Agent shall have received from the Borrower all financial statements required to be delivered pursuant to Section 6.1 and not otherwise past due), (C) after giving effect to any such purchase or repurchase, Minimum Liquidity shall be not less than $50,000,000, and (D) after giving effect to all such purchases or repurchases made under this Section 7.6(i), the aggregate amount of all such repurchases made in any period of four consecutive fiscal quarters shall not exceed $50,000,000.

7.7 Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a) Investments in existence or committed as of the date hereof and listed on Schedule 7.7(a);

(b) extensions of trade credit in the ordinary course of business;

(c) loans and advances made in connection with the sale or disposition, reorganization or restructuring of any Group Member in accordance with the terms hereof in a manner consistent with past practice;

(d) Investments in Cash Equivalents;

(e) Guarantee Obligations permitted by Section 7.2 and Guarantee Obligations of obligations other than Indebtedness, which obligations are incurred in the ordinary course of business by the Borrower or any of its Subsidiaries;

(f) (i) loans and advances to employees and Managers of Group Members to the extent that any such loan or advance is fully secured at the time of the making thereof by Capital Stock of the Borrower, and (ii) loans and advances not to exceed $10,000,000 at any time outstanding to employees and Managers of Group Members to the extent that any such loan or advance is fully secured at the time of the making thereof by other publicly traded securities (including, without limitation, publicly traded stocks, bonds and mutual funds); provided that in the case of clauses (i) and (ii), each such loan or advance is evidenced by a promissory note which has been pledged and delivered to the Administrative Agent in accordance with the Security Documents;

(g) advances to Group Members, or employees, independent contractors or Managers thereof, as required under Management Agreements, employment agreements or Producer agreements;

(h) loans and advances to employees, independent contractors or Managers of any Group Member in the ordinary course of business (including for travel, entertainment and relocation expenses and including the unsecured portion of any loans and advances referred to in paragraph (f)) in an aggregate amount for all employees, independent contractors, Group Members or Managers not to exceed $45,000,000 at any one time outstanding;

(i) any Investment by the Borrower or any of its Subsidiaries in promissory notes issued by employees or Managers of any Group Member, provided that such Investment is made in connection with a Permitted Acquisition, Permitted Management Contract Buyout, Permitted Producer Compensation Buyout or an acquisition under Section 7.7(o) by such Group Member;

(j) any Investment by any Group Member in the Borrower or any other Loan Party (including, for the avoidance of doubt, any Permitted Convertible Note Hedges or Permitted Warrants);

(k) any Investment by the Loan Parties or the Broker-Dealer Subsidiaries in (i) the Excluded Joint Ventures, (ii) the Broker-Dealer Subsidiaries, (iii) the Excluded Foreign Subsidiaries, (iv) the existing Subsidiaries of the Borrower set forth on Exhibit A-4 hereto, (v) any other Subsidiary formed or acquired after the Closing Date that is not a Loan Party, or (vi) a privately-held entity or business practice which is not a Subsidiary, in each case relating to a line of business permitted under Section 7.13, which Investment is made in the ordinary course of business of the Group Members; provided (A) no Default shall have occurred and be continuing at the time of such Investment or could reasonably be expected to result from such Investment, (B) the aggregate net amount (measured at all times during such fiscal year) of all Investments made under clause (v) of this Section 7.7(k) in any fiscal year does not exceed $10,000,000, and (C) the aggregate net amount (measured at all times during such fiscal year) of all Investments under this Section 7.7(k) made in any fiscal year does not exceed $30,000,000;

(l) any Investment by Non-Loan Parties (other than any Broker-Dealer Subsidiary) in (i) any other Non-Loan Parties, and (ii) in any privately-held entity or business practice which is not a Subsidiary relating to a line of business permitted under Section 7.13, which Investment is made in the ordinary course of business;

(m) Investments (including debt obligations and Capital Stock) received by a Group Member in satisfaction of judgments against or in connection with the bankruptcy or reorganization of any Person and in settlement of delinquent obligations of, or other disputes with, any such Person arising in the ordinary course of such Group Member’s business and upon the foreclosure with respect to any secured Investment held by such Group Member or other transfer of title with respect to any such secured Investment;

(n) Permitted Acquisitions, Permitted Management Contract Buyouts and Permitted Producer Compensation Buyouts;

(o) Investments by the Borrower or any of its Subsidiaries in an aggregate net amount (valued at cost) not to exceed $15,000,000 (measured at all times during such fiscal year) in any fiscal year; and

(p) Investments made in Producers; provided (i) such Investments are evidenced by promissory notes from such Producers, (ii) no Default shall have occurred and be continuing at the time of such Investment or could reasonably be expected to result from such Investment, and (iii) the aggregate net amount (measured at all times during such fiscal year) of all such Investments made in any fiscal year does not exceed $30,000,000.

7.8 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Guarantor as would be obtainable by the Borrower or such Guarantor at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to (a) transactions entirely between or among the Loan Parties or entirely between and among Non-Loan Parties, (b) transactions expressly permitted under Sections 7.2, 7.4, 7.5, 7.6 and 7.7 of this Agreement, and (c) reasonable salaries and other reasonable director or employee compensation or benefits to officers and directors of any Group Member.

7.9 Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member.

7.10 Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters.

7.11 Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement (other than an agreement between or among Group Members) that prohibits or limits the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby) and (c) any agreement relating to a joint venture organized in the ordinary course of business of the Borrower and its Subsidiaries.

7.12 Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower (other than any such encumbrance or restriction in an agreement between or among Group Members) to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower, (b) make loans or advances to, or other Investments in, the Borrower or any other Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, (iii) any restrictions consistent with the Management Agreements, (iv) Contractual Obligations governing Indebtedness permitted hereunder (including pursuant to purchase money Indebtedness and Capital Lease Obligations) and (v) customary anti-assignment provisions under contracts.

7.13 Lines of Business. Enter into any business, either directly or through any Subsidiary, except for the financial services, insurance or brokerage business and businesses reasonably related thereto, or fail to be engaged, taking the Borrower and its Subsidiaries as a whole, predominantly in financial services and other related businesses on a commission-for-services or fee-for-services basis. With respect to NFP Securities, Inc. (a) enter into any principal business other than acting as a broker-dealer and as a registered investment advisor, and (b) cease to be the used as the principal broker-dealer of the Borrower and its Subsidiaries (and the Excluded Broker-Dealers shall continue not to be used as the principal broker-dealer by the Borrower and its Subsidiaries), all consistent with past practices.

7.14 Changes to Material Agreements. Enter into or give any amendment, waiver or other modifications of or to any Management Agreement if the effect thereof, either individually or as part of any series of amendments, waivers or other modification of or to any Management Agreements, would reasonably be expected to have a Material Adverse Effect. Without the prior written consent of the Required Lenders, amend, modify or change any material term or condition of, or give any consent or waiver under the 2010 Convertible Notes Indenture, any of the 2010 Convertible Notes, any document evidencing refinancing Indebtedness incurred pursuant to Section 7.2(b)(i), or unsecured Indebtedness or unsecured Subordinated Indebtedness incurred pursuant to Section 7.2(b)(ii), in each case, in a manner adverse in any material respect to the Borrower or the Lenders (including, with respect to such notes and the documentation evidencing same, any modification or amendment that would shorten the final maturity or average life to maturity or increase the amount of conversion payments or require any payment to be made sooner than originally scheduled or increase the interest rate applicable thereto). For the avoidance of doubt, no written consent or waiver is required for any conversion or exchange rate adjustment with respect to any convertible or exchangeable debt securities made pursuant to their terms.

SECTION 8. EVENTS OF DEFAULT

8.1 Events of Default. If any of the following events shall occur and be continuing:

(a) the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made, and such inaccuracy, if correctable, continues unremedied for 15 days; or

(c) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.4(a) (with respect to the Borrower only), Section 6.7(a) or Section 7 of this Agreement, Sections 4.5 or 4.7(b) of the Pledge and Security Agreement or the Borrower shall default in the observance or performance of any agreement contained in any of Sections 6.1(a), 6.1(b), 6.2(a) or 6.2(b), and such default shall continue for ten (10) days, provided that the Borrower has timely filed and delivered to the Administrative Agent at the time of such filing all material reports and registration statements required to be filed with the SEC; or

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Borrower from the Administrative Agent or the Required Lenders; or

(e) any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $15,000,000; provided that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default solely with respect to Indebtedness relating to deferred purchase price or earnout or contingent consideration obligations incurred in connection with transactions described in Section 7.7(n), acquisitions closed prior to the Closing Date, or acquisitions pursuant to Section 7.7(o), if such Indebtedness is being disputed by the Borrower in good faith with appropriate reserves therefor, unless the failure to timely pay such deferred purchase price and earnout and contingent consideration Indebtedness could reasonably be expected to result in a Material Adverse Effect or in another Event of Default occurring hereunder; or

(f) (i) any Group Member (other than an Insignificant Subsidiary) shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member (other than an Insignificant Subsidiary) shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member (other than an Insignificant Subsidiary) any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Group Member (other than an Insignificant Subsidiary) any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Group Member (other than an Insignificant Subsidiary) shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member (other than an Insignificant Subsidiary) shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA or for years for which the funding requirements are governed by the Pension Protection Act of 2006, any failure to satisfy the applicable minimum funding standard under Section 412 of the Code or Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(h) one or more final judgments or decrees shall be entered against any Group Member (other than an Insignificant Subsidiary) involving in the aggregate a liability (not paid or to the extent not covered by insurance as to which the relevant insurance company has acknowledged coverage) of $15,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof (or, if later, the date payment is required to be made thereunder); or

(i) any of the Security Documents shall cease, for any reason (other than the fault of the Administrative Agent following notice from a Loan Party), to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(j) (A) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan)

becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 35% or more of the Capital Stock of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis, or (B) the occurrence of (i) a “Fundamental Change” (as defined in the 2010 Convertible Notes Indenture) or a fundamental change (or analogous term) with a similar effect under other Indebtedness incurred under Section 7.2(b) which gives the holders of such Indebtedness the right to require payments prior to final maturity, (ii) an event described in Section 10.01(c) of the 2010 Convertible Notes Indenture (or the occurrence of any similar event with a similar effect pursuant to the documentation governing other Indebtedness incurred under Section 7.2(b) which gives the holders of such Indebtedness the right to require payment prior to final maturity), or (iii) a “change of control” (howsoever defined) or similar provision in the 2010 Convertible Notes Indenture, any other agreement evidencing the 2010 Convertible Notes, or under other Indebtedness permitted under Section 7.2(b); provided as to the events described in this Section 8.1(j)(B), the outstanding principal amount of such Indebtedness affected must exceed $15,000,000 in the aggregate.

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Aggregate Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Aggregate Commitments to be terminated forthwith, whereupon the Aggregate Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit); provided that upon an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, the obligation of the Borrower to Cash Collateralize the L/C Obligations shall automatically become effective, without the further act of the Administrative Agent or any Lender. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

8.2 Application of Funds. After the exercise of remedies provided for in Section 8.1 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be deposited in a Cash Collateral account as set forth in Section 8.1), any amounts received on account of the Obligations shall, subject to the provisions of Section 2.22 and 2.23, be applied by the Administrative Agent in the following order:

(a) First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including reasonable fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Section 2.13, 2.14, 2.15, 2.16 and 2.17) payable to the Administrative Agent in its capacity as such;

(b) Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the Issuing Lender (including reasonable fees, charges and disbursements of counsel to the respective Lenders and the Issuing Lender (including reasonable fees and time charges for internal counsel of any Lender or the Issuing Lender) and amounts payable under Section 2.13, 2.14, 2.15, 2.16 and 2.17), ratably among them in proportion to the respective amounts described in this subsection (b) payable to them;

(c) Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Obligations and other Obligations, ratably among the Lenders and the Issuing Lender in proportion to the respective amounts described in this subsection (c) payable to them;

(d) Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Obligations and unpaid Obligations in respect of Specified Hedge Agreements and Specified Cash Management Agreements, ratably among the Lenders, the Issuing Lender and, in the case of Specified Hedge Agreements and Specified Cash Management Agreements, Affiliates of the Lenders, in proportion to the respective amounts described in this subsection (d) held by them; provided however, that (i) with respect to any Guarantor, no proceeds of any guarantee made by such Guarantor and no proceeds of the Collateral of such Guarantor shall be applied to any Excluded Swap Obligation of such Guarantor, and (ii) after giving effect to clause (i), any remaining proceeds shall be reallocated in order to effect a ratable distribution among the Lenders, the Issuing Lender and, in the case of Specified Hedge Agreements and Specified Cash Management Agreements, Affiliates of the Lenders, as described above.

(e) Fifth, to the Administrative Agent for the account of the Issuing Lender, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.23 and 3; and

(f) Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Sections 2.23 and 3.4, amounts used to Cash Collateralize any portion of the aggregate undrawn amount of Letters of Credit pursuant to subsection (e) above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral pursuant to subsection (e) above after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

SECTION 9. THE AGENTS

9.1 Appointment. Each Lender and the Issuing Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender or the Issuing Lender, as the case may be, irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. The provisions of this Section 9 are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lender, and the Borrower shall not have rights as a third party beneficiary of any such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term)

with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Requirements of Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

9.2 Delegation of Duties. The Administrative Agent may execute any of its duties, and exercise its rights and powers, under this Agreement and the other Loan Documents by or through sub-agents or attorneys-in-fact. The Administrative Agent and any such sub-agent may perform any and all duties and exercise its rights and powers by or through their respective Related Parties and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The exculpatory provisions of this Section 9 shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub- agents, attorneys in-fact or their Related Parties selected by it with reasonable care.

9.3 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 8 and Section 10.1) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the Issuing Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and correct and to have been signed, sent, made or otherwise authenticated by the proper Person or Persons and may consult with, and rely upon advice and statements of, legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance, extension, renewal or increase of such Letter of Credit. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that unless and until the

Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Issuing Lender expressly acknowledges that neither the Administrative Agent nor any of its Related Parties have made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of a Loan Party or any Affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender and the Issuing Lender represents to the Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates and made its own credit analysis and decision to make its Loans hereunder and enter into this Agreement. Each Lender and the Issuing Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any Affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its Related Parties.

9.7 Indemnification. The Lenders severally agree to indemnify the Administrative Agent in its capacity as such (and any of its sub-agents), the Issuing Lender in its capacity as such or any of their Related Parties, in each case where any of the foregoing were acting for the Administrative Agent (or any such sub-agent) or Issuing Lender in connection with such capacity (to the extent not reimbursed by the Borrower pursuant to Section 10.5 and without limiting the obligation of the Borrower to do so), ratably according to their respective Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Administrative Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder. The obligations of the Lenders under this Section 9.7 are subject to the provisions of Section 2.12(f).

9.8 Administrative Agent in Its Individual Capacity. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term

“Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.9 Successor Administrative Agent.

(a) The Administrative Agent may resign upon 30 days’ notice to the Lenders, the Issuing Lender and the Borrower, unless required by applicable Requirements of Law to resign prior to the expiration of such notice period. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lender under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 2.14(f) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan

Documents, the provisions of this Section 9 and Section 10.5 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

(d) Any resignation by Bank of America, N.A. as Administrative Agent pursuant to this Section shall also constitute its resignation as Issuing Lender and Swingline Lender. If Bank of America, N.A. resigns as an Issuing Lender, it shall retain all the rights, powers, privileges and duties of the Issuing Lender hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Lender and all L/C Obligations with respect thereto, including the right to require the Lenders to make ABR Loans or fund risk participations in unreimbursed drawings pursuant to Section 3.4. If Bank of America resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make ABR Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.5(c). Upon the appointment by the Borrower of a successor Issuing Lender or Swingline Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender or Swingline Lender, as applicable, (b) the retiring Issuing Lender and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America, N.A. to effectively assume the obligations of Bank of America, N.A. with respect to such Letters of Credit.

9.10 No Other Duties, etc. Anything to the contrary notwithstanding, none of the Book Manager, the Joint Lead Arrangers, the Co-Syndication Agents and the Co-Documentation Agents shall have any powers duties or responsibilities hereunder in its capacity as such, but shall be entitled to the benefits of Sections 9.3 and 9.7 to the same extent as the Administrative Agent.

9.11 Collateral and Guaranty Matters. The Lenders and the Issuing Lender irrevocably authorize the Administrative Agent (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1), and the Administrative Agent agrees, in accordance with the terms and conditions of this Agreement:

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations and obligations under Specified Hedge Agreements and Specified Cash Management Agreements as to which arrangements satisfactory to the applicable Lender or Lender Affiliate party to such Specified Hedge Agreement or such Specified Cash Management Agreement have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit which have been Cash Collateralized or as to which other arrangements reasonably satisfactory to the Administrative Agent and the Issuing Lender have been made), (ii) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1, (iii) that is sold or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document, or (iv) if approved, authorized or ratified in writing in accordance with Section 10.1;

(b) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.3(g); and

(c) to release any Guarantor from its obligations under the Guarantee Agreement and to release any Person from its obligations as a grantor under the Pledge and Security Agreement, if such Person ceases to be a Subsidiary and the assets thereof are released from a Lien hereunder, in each case as a result of a transaction or transactions permitted hereunder.

At such time as the Loans, the Reimbursement Obligations and the other obligations under the Loan Documents (other than contingent obligations and obligations under or in respect of Specified Hedge Agreements or Specified Cash Management Agreements as to which arrangements satisfactory to the applicable Lender or Lender Affiliate party to such Specified Hedge Agreement or such Specified Cash Management Agreement have been made) shall have been paid in full, the Aggregate Commitments have been terminated and no Letters of Credit shall be outstanding or shall have been Cash Collateralized or other arrangements reasonably satisfactory to the Administrative Agent and the Issuing Lender have been made with respect thereto, the Collateral shall be released from the Liens created by the Security Documents, the Guarantors shall be released from their respective obligations under the Guarantee Agreement and any Limited Guarantee Agreement, as the case may be, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guarantee Agreement or any Person from its obligations as a grantor under the Pledge and Security Agreement pursuant to this Section 9.11.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

SECTION 10. MISCELLANEOUS

10.1 Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that the Borrower and the Administrative Agent shall be permitted to enter into an amendment, supplement, modification, consent or waiver to cure any ambiguity, omission, defect or inconsistency or granting a new Lien for the benefit of the Secured Parties or extending an existing Lien over additional property without the prior written consent of the

Required Lenders; and provided further that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or, extend the scheduled date or time of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of each Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or, except to the extent permitted under any provision of this Agreement (including without limitation Section 7.5), release Guarantors from their obligations under the Guarantee Agreement or any Limited Guarantee Agreement to the extent such releases would constitute all or substantially all of the value of any such Guarantees in each case without the written consent of all Lenders, except to the extent the release of any Subsidiary is permitted pursuant to Section 9.11 (in which case such release may be made by the Administrative Agent acting alone); (iv) change the definition of “Required Lenders” without the written consent of each Lender; (v) change (1) Section 8.2 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender or (2) the order of application of any reduction in the Commitments or any prepayment of Loans from the application thereof set forth in the applicable provisions of Section 2.4(b) in any manner that materially and adversely affects the Lenders without the written consent of the Required Lenders; (vi) amend, modify or waive any provision of Section 9 without the written consent of the Administrative Agent; or (vii) amend, modify or waive any provision of Section 3 without the written consent of the Issuing Lender. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding anything to the contrary set forth herein, in order to implement any Extended Revolving Commitments in accordance with Section 2.24, this Agreement may be amended for such purpose (but solely to the extent deemed necessary or appropriate by the Administrative Agent to implement such Extended Revolving Commitments in accordance with such Section 2.24) by the Borrower, the other Loan Parties, the Administrative Agent and the relevant Extending Lenders providing such Extended Revolving Commitments, including any amendments to (x) change, modify or alter Section 2.19 or 8.2 or any other provision hereof relating to pro rata sharing of payments among the Lenders to the extent necessary to allow the Extending Lenders, as applicable, to share ratably with the existing Lenders in payments made in respect of the Loans and/or to allow Lenders with commitments having an earlier maturity date to be paid in full (and have their Commitments terminated) at maturity on a non-pro rata basis, (y) to permit the extensions of credit from time to time outstanding under the Extended Revolving Commitments and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Loans and the accrued interest and fees in respect thereof and to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and (z) to provide that all Borrowings of Revolving Loans will be made pro-rata among the Revolving Commitments and any Extended Revolving Commitment that becomes effective in connection with an Extension.

10.2 Notices. (a) All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been given, (i) in the case of notices sent by hand or overnight courier service, or mailed by certified or registered mail, when received, and (ii) in the case of notices sent by telecopier, when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices, requests and demands addressed to the Borrower, the Administrative Agent, the Issuing Lender or the Swingline Lender, as applicable, shall be delivered or sent to the address, telecopier number, electronic mail address or telephone number specified for such person on Schedule 10.2, and notices, requests and demands to any Lender shall be delivered or sent to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire. Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b), provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Lender pursuant to Section 2 if such Lender or the Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN

CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the Issuing Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the Issuing Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrower, the Administrative Agent, the Issuing Lender and the Swingline Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the Issuing Lender and the Swingline Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent, Issuing Lender and Lenders. The Administrative Agent, the Issuing Lender and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swingline Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the Issuing Lender, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.3 No Waiver; Cumulative Remedies; Enforcement. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, any Lender or Issuing Lenders, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.1 for the benefit of all the Lenders and the Issuing Lender; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the Issuing Lender or the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Lender or Swingline Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.7 (subject to the terms of Section 2.19), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.1 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.19, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any loan or extension of credit, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.5 Payment of Expenses. The Borrower agrees (a) to pay or reimburse the Administrative Agent, MLPFS and their respective Affiliates for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the syndication of the credit facilities provided herein, the development, preparation, execution, negotiation, delivery and administration of this Agreement and the other Loan Documents and of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent and MLPFS and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent and MLPFS shall deem appropriate, (b) to pay or reimburse the Issuing Lender for all reasonable out-of pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (c) to pay or reimburse each Lender, the Issuing Lender and the Administrative Agent and the Joint Lead Arrangers for all its costs and expenses incurred in connection with the enforcement or preservation of any rights, (i) under this Agreement, the other Loan Documents and any such other documents, including its rights under this Section or (ii) in connection with the Loans made or Letters of Credit issued hereunder, in each case including the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to the Administrative Agent and all such out-of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, (d) to pay, indemnify, and hold each Lender, the Administrative Agent and MLPFS harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (e) to pay, indemnify, and hold each Lender, the Issuing Lender, the Administrative Agent (and any sub-agent thereof), the Joint Lead Arrangers and their respective Related Parties (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including the fees, charges and disbursements of counsel (including the allocated fees and expenses of in-house counsel)) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any Loan Party arising out of, in connection with, or as a result of, (i) the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use or proposed use of proceeds of the Loans or Letters of Credit (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document, or (ii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto (all the foregoing in this clause (e), collectively, the “Indemnified Liabilities”), provided that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. All amounts due under this Section 10.5 shall be payable not later than 10 days after written demand therefor, accompanied by supporting documentation as to the calculation thereof. Statements payable by the Borrower pursuant to this Section 10.5 shall be submitted to Donna Blank (Telephone No.: 212-301-1049) (Telecopy No.: 212-301-1149), at the address of the Borrower set forth in Schedule 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 10.5 shall survive repayment of the Loans and all other amounts payable hereunder. Notwithstanding the provisions of this Section 10.5 and the provisions of any other Loan Document, the Loan Parties shall not be responsible for reimbursement of the costs and expenses of the Lenders to the extent they exercise their visitation and inspection rights pursuant to Section 6.6(b), absent an Event of Default.

10.6 Successors and Assigns; Participations and Assignments. (a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Issuing Lender, the Administrative Agent, all future holders of the Loans and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent and each Lender. No Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) by way of participation in accordance with the provisions of subsection (b) of this Section, (ii) to an Assignee in accordance with the provisions of subsection (c) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Lender and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may, without the consent of, or notice to, the Borrower or the Administrative Agent, in accordance with applicable law, at any time sell to any Person (other than a natural person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries)(each, a “Participant”) participating interests in all or a portion of any Loan owing to such Lender, any Commitment (including such Lender’s participations in L/C Obligations and/or Swingline Loans) of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower, the Administrative Agent and the Issuing Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Loans or any fees payable hereunder, or postpone the date of the final maturity of the Loans, in each case to the extent subject to such participation. The Borrower agrees that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 10.7(a) as fully as if it were a Lender hereunder. The Borrower also agrees that each Participant (i) shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 (and subject to the obligations of Sections 2.14, 2.15 and 2.17) with respect to its participation in the Commitment and the Loans outstanding from time to time as if it was a Lender and (ii) to the extent permitted by law, shall be entitled to Section 10.7(c) as though it were a Lender, provided such Participant agrees to be subject to Section 2.19 as though it were a Lender; provided that a Participant shall not be entitled to the benefits of any such Section unless the Borrower is notified of the participation sold to such Participant and, in the case of Section 2.14, such Participant shall have complied with the requirements of said Section and provided, further, that, no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred and the aggregate amount of any payments payable under any such Section to the transferor Lender and its Participant shall not exceed the amount of such payments to which the transferor Lender would have been entitled had it not sold such participation, except to the extent that such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Except as set forth in this Section 10.6(b), the Borrower shall not have any obligation or duty to any Participant. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(c) Any Lender (an “Assignor”) may, in accordance with applicable law, at any time and from time to time assign to any Lender or any Lender Affiliate or, with the consent of the Borrower and the Administrative Agent (which, in each case, shall not be unreasonably withheld or delayed, and provided that the Borrower’s consent shall not be required if an Event of Default has occurred and is continuing at the time of such assignment and the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof), to an additional bank, financial institution or other entity (an “Assignee”) all or any part of its rights and obligations under this Agreement and the other Loan Documents pursuant to an Assignment and Acceptance, executed by such Assignee, such Assignor and any other Person whose consent is required pursuant to this paragraph, and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that that no such assignment shall be made to (x) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (y) to a natural person, or (z) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (z); provided, further that the consent of the Issuing Lender and of the Swingline Lender (such consents not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility; and provided, further, that unless otherwise agreed by the Borrower and the Administrative Agent, no such assignment to an Assignee (other than any Lender or any Lender Affiliate) shall be in an aggregate principal amount of less than $5,000,000), in each case except in the case of an assignment of all of a Lender’s interests under this Agreement. For purposes of the proviso contained in the preceding sentence, concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Assignee (or to an Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met. Each partial assignment shall be made as an assignment of a proportionate part of the assigning Lender’s rights and obligations (other than the Swingline Lender’s rights and obligations in respect of the Swingline Loans, which shall not be subject hereto) under this Agreement with respect to the Loans or the Commitment assigned. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Commitment and/or Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an Assignor’s rights and obligations under this Agreement, such Assignor shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 2.13, 2.14, 2.15 and 10.5 with respect to facts and circumstances occurring prior to the effective date of such assignment. Notwithstanding any provision of this Section 10.6, the consent of the Borrower shall not be required for any assignment that occurs when an Event of Default shall have occurred and be continuing and for which notice (other than in the case of an Event of Default under Section 8.1(f)) shall have been given to the Borrower. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection (c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (b) of this Section.

(d) The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Funding Office a copy of each Assignment and Acceptance delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of, and interest on, the Loans and the other Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the applicable Commitments, Loans or other Obligations for all purposes, notwithstanding notice to the contrary. In addition, the

Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e) The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such registration and processing fee in the case of any assignment. The Assignee, if not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(f) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section 10.6 concerning assignments relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including any pledge or assignment by a Lender to any Federal Reserve Bank or any central bank having jurisdiction over such Lender in accordance with applicable law.

(g) Any Lender may request through the Administrative Agent that Loans made by it be evidenced by a promissory note, and the Borrower, upon receipt of such request, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in this Agreement. In such event, the Borrower shall prepare, execute and deliver (through the Administrative Agent) to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in the form of Exhibit F. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.6) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

(h) The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(i) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth in this Section 10.6, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Requirements of Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

10.7 Adjustments; Set-off; Payments Set Aside. (a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders, if any Lender (a “Benefitted Lender”) shall, at any time after the Loans and other amounts payable hereunder shall immediately become due and payable pursuant to Section 8.1, receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8.1(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender, the Issuing Lender and each of their respective Affiliates shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, the Issuing Lender or any such Affiliate or any branch or agency thereof to or for the credit or the account of the Borrower, as the case may be, whether or not such Lender, Issuing Lender or Affiliate is otherwise fully secured; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender and the Issuing Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

(c) To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the Issuing Lender or any Lender, or the Administrative Agent, the Issuing Lender or any Lender or Affiliate thereof exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the Issuing Lender or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (i) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (ii) each Lender and the Issuing Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the Issuing Lender under clause (ii) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

10.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.9, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the Issuing Lender or the Swingline Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12 Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, as the case may be at its address set forth in Schedule 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

10.13 Acknowledgments. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

10.14 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the Issuing Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) subject to an agreement to comply with this Section, to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (c) to the extent requested or demanded by any Governmental Authority or in connection with any pledge or assignment permitted by Section 10.6(f), (d) in response to any order of any court or other Governmental Authority or as may be required pursuant to any Requirement of Law, (e) to any other party hereto, (f) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (g) subject to an agreement to comply with this Section 10.14, to (1) any Assignee of or Participant in, or any prospective Assignee of or Participant in, any of its rights or obligations under this Agreement or (2) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its Subsidiaries and their obligations, (h) with the express written consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the Issuing Lender or any of their respective Affiliates on a nonconfidential basis (other than through a breach of a binding confidentiality agreement) from a source other than the Borrower and its Subsidiaries. For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary (other than through a breach of a binding confidentiality agreement), provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the Issuing Lender acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the protection of material non-public information and (c) it will handle such material non-public information in accordance with all Requirements of Law, including Federal and state securities laws.

10.15 Patriot Act. Each Lender that is subject to the requirements of the Patriot Act and the Administrative Agent (on behalf of itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act. The Borrower shall, and shall cause each of its Subsidiaries to, provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by each Lender and the Administrative Agent to maintain compliance with the Patriot Act and its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations.

10.16 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.17 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Borrower acknowledges and agrees that: (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Joint Lead Arrangers and the Lenders, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent, each Joint Lead Arranger and each Lender each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person; (iii) none of the Administrative Agent, any Joint Lead Arranger, or any Lender has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent, any Joint Lead Arranger or any Lender has advised or is currently advising the Borrower or any of its Affiliates on other matters) and none of the Administrative Agent, any Joint Lead Arranger or any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the

Administrative Agent, the Joint Lead Arrangers, each Lender and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Administrative Agent, any Joint Lead Arranger or any Lender has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent, the Joint Lead Arrangers and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent, the Joint Lead Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty.

10.18 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Requirements of Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Requirements of Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

**The next pages are the signature pages.**

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

NATIONAL FINANCIAL PARTNERS CORP.

By:	/s/ Donna J. Blank
	Name:	Donna J. Blank
	Title:	Executive Vice President and Chief Financial Officer

Signature Page to Credit Agreement

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Charlene Wright-Jones
	Name:	Charlene Wright-Jones
	Title:	Vice President

Signature Page to Credit Agreement

BANK OF AMERICA, N.A., as a Lender, as Issuing Lender and as Swingline Lender

By:	/s/ Jana Baker
	Name:	Jana Baker
	Title:	Senior Vice President

Signature Page to Credit Agreement

WELLS FARGO BANK, N.A., as Co-Syndication Agent and a Lender

By:	/s/ William A. Demilt Jr.
	Name:	William A. Demilt Jr.
	Title:	Senior Vice President

Signature Page to Credit Agreement

RBS CITIZENS, N.A., as Co-Syndication Agent and a Lender

By:	/s/ Barrett D. Bencivenga
	Name:	Barrett D. Bencivenga
	Title:	Senior Vice President

Signature Page to Credit Agreement

ING CAPITAL LLC, as Co-Documentation Agent and a Lender

By:	/s/ Kunduck Moon
	Name:	Kunduck Moon
	Title:	Managing Director

Signature Page to Credit Agreement

U.S. BANK NATIONAL ASSOCIATION, as Co-Document Agent and a Lender

By:	/s/ Patrick Engel
	Name:	Patrick Engel
	Title:	Vice President

Signature Page to Credit Agreement

FIFTH THIRD BANK, as Co-Documentation Agent and a Lender

By:	/s/ Robert Urban
	Name:	Robert Urban
	Title:	Director

Signature Page to Credit Agreement

CAPITAL ONE, NATIONAL ASSOCIATION, as Co-Documentation Agent and a Lender

By:	/s/ Anthony J. Timpanaro
Name:	Anthony J. Timpanaro
Title:	Senior Vice President

Signature Page to Credit Agreement

WEBSTER BANK, N.A., as a Lender

By:	/s/ Michael P. McGovern
Name:	Michael P. McGovern
Title:	Vice President

Signature Page to Credit Agreement